UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Cooper-Standard Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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April 8, 2014

Dear Cooper-Standard Stockholder:

On behalf of the Board of Directors of Cooper-Standard Holdings Inc. (“Cooper-Standard” or the “Company”), you are cordially invited to attend the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 8, 2014, at 9:00 a.m. (Eastern Time) at the Hyatt Regency Greenville, 220 North Main Street, Greenville, South Carolina 29601.

The attached proxy statement provides you with detailed information about the Annual Meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about Cooper-Standard from documents we have filed with the Securities and Exchange Commission.

You are being asked at the Annual Meeting to elect the directors of the Company for a one-year term, to vote on an advisory, non-binding proposal to approve the Company’s executive compensation, to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014, and to transact any other business properly brought before the meeting.

Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number, over the Internet or by completing, dating, signing and returning your proxy card, as described in the attached proxy statement and proxy card.

Thank you in advance for your cooperation and continued support.

Sincerely,

Jeffrey S. Edwards Chairman and Chief Executive Officer

2014 ANNUAL MEETING OF STOCKHOLDERS

Meeting Notice

WHERE

Hyatt Regency Greenville

220 North Main Street

Greenville, South Carolina 29601

WHEN

Thursday, May 8, 2014 at

9:00 a.m. Eastern Time

WHY

•	To elect the directors of the Company for a one-year term;

•	To vote on an advisory, non-binding proposal to approve the Company’s executive compensation;

•	To ratify the appointment by the Audit Committee of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014; and

•	To conduct any other business if properly brought before the meeting.

RECORD DATE: The close of business on March 27, 2014.

You will find more information on the matters to be voted on at the meeting in the attached proxy statement. If you are a stockholder of record, you may vote by mail, by toll-free telephone number, by using the Internet or in person at the meeting.

Your vote is important! We strongly encourage you to exercise your right to vote as a stockholder. Please sign, date and return the enclosed proxy card in the envelope provided, call the toll-free number or log on to the Internet - even if you plan to attend the meeting. You may revoke your proxy at any time before it is voted.

You will find instructions on how to vote on page 6 of the attached proxy statement. As long as you were a stockholder on March 27, 2014, you are invited to attend the meeting, or to send a representative. Please note that only persons with evidence of stock ownership or who are guests of the Company will be admitted to the meeting.

By Order of the Board of Directors

Aleksandra A. Miziolek

Senior Vice President, General Counsel & Secretary

April 8, 2014

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 8, 2014:

This meeting notice, the 2014 proxy statement and our 2013 annual report on Form 10-K for the fiscal year ended December 31, 2013, and any amendments or supplements to the foregoing material that is required to be furnished to stockholders are available on our website at www.cooperstandard.com/investor_home.php.

2014 ANNUAL MEETING OF STOCKHOLDERS

Proxy Statement

April 8, 2014

This proxy statement is issued by Cooper-Standard Holdings Inc. in connection with the 2014 Annual Meeting of Stockholders scheduled for May 8, 2014. This proxy statement and accompanying proxy card are first being mailed to stockholders on or about April 8, 2014.

i

2014 ANNUAL MEETING OF STOCKHOLDERS

Proposals

Proposal 1: Election of Directors

Upon the recommendation of our Governance Committee, the Board of Directors of the Company has nominated the seven individuals listed below to stand for election to the Board for a one-year term ending at the annual meeting of stockholders in 2015 or until their successors, if any, are elected or appointed, or until earlier resignation, removal, or death. All of these nominees have consented to being named in this proxy statement and to serve if elected.

The names of the nominees, along with their present positions, their principal occupations, directorships held with other public corporations currently and during the past five years, their ages and the year first elected as a director, are set forth below. Certain individual qualifications, experiences and skills of our directors that contribute to the Board’s effectiveness as a whole are also described below.

Jeffrey S. Edwards

Director of the Company since October 2012 and Chairman of the Board since May 2013. Mr. Edwards has served as our Chief Executive Officer since October 2012 and served as our President from October 2012 to May 2013. Previously, Mr. Edwards served in positions of increasing responsibility at Johnson Controls, Inc., a global diversified technology and industrial company. He led the Automotive Experience Asia Group of Johnson Controls, serving as Corporate Vice President, Group Vice President and General Manager, from 2004 to 2012. Mr. Edwards served as Johnson Controls’ Group Vice President and General Manager for Automotive Experience North America from 2002 to 2004. He completed an executive training program at INSEAD and earned a B.S. from Clarion University.

Qualifications: Mr. Edwards has substantial leadership experience in the automotive industry, having held key executive positions in his 28 years with Johnson Controls, Inc. in addition to his service as the Company’s Chairman and Chief Executive Officer.

Current Directorships: None.

Former Directorships: None.

Age: 51

Larry J. Jutte

Director of the Company since May 2010. Mr. Jutte also serves as a member of both the Governance Committee and the Compensation Committee of our Board of Directors. Mr. Jutte previously served as Senior Vice President at Honda of America Manufacturing, Inc., a manufacturer of automobiles and light trucks, from 2001 until 2009 and was a member of the board of directors. Mr. Jutte held various management and engineering positions at Honda beginning in 1985, including vice president and plant manager. Mr. Jutte has served as Managing Member of Auld Technologies LLC, a global supplier of decorative products, labels, coatings and other products, since February 2009 and has served as President and COO of Ernie Green Industries Inc., a manufacturer of wheel covers and other automotive trim parts, since March 2010.

Qualifications: Mr. Jutte has a depth of experience in automotive operations and engineering, having held a number of leadership positions with Honda of America Manufacturing. He has specific expertise in product procurement and in energy-efficient, “green” manufacturing operations.

Current Directorships: The Ohio State University Center for International Business Education and Research, and the Koenig Equipment Co.

Former Directorships: Honda of America Manufacturing, Inc.

Age: 57

Jeffrey E. Kirt

Director of the Company since May 2011. Mr. Kirt also serves as a member of both the Audit Committee and the Compensation Committee of our Board of Directors. Mr. Kirt is a partner of Oak Hill Advisors, L.P., an investment management firm, a position he has held since 2002. Mr. Kirt has responsibility for investment research and analysis in several sectors, including aerospace, automotive, defense, financial and transportation. In addition, Mr. Kirt has responsibility for the origination and execution of distressed debt and equity transactions. Mr. Kirt previously worked in the Leverage Finance and High Yield Capital Markets groups at UBS and the High Yield Capital Markets groups at USBancorp Libra. He earned a B.A., with distinction, from Yale University.

Qualifications: Mr. Kirt has substantial experience in investment research and analysis. He has expertise in corporate financings, equity transactions and corporate restructurings with specific experience in the automotive sector.

Current Directorships: Capital Bank Financial Corp. and DGH Industrial Holdings, Ltd.

Former Directorships: Avolon Aerospace, Ltd.

Age: 41

David J. Mastrocola

Director of the Company since May 2010, Lead Director since January 2011. Mr. Mastrocola also serves as chairman of the Governance Committee of our Board of Directors. Mr. Mastrocola was a partner and Managing Director of Goldman, Sachs & Co., a global investment banking, securities and investment management firm, where he worked from 1987 until his retirement in 2009. During that period, Mr. Mastrocola held a number of senior management positions in the Investment Banking Division, including heading or co-heading the corporate finance, mergers/strategic advisory and industrials/natural resources departments. Mr. Mastrocola also served as a member of Goldman, Sachs & Co.’s firmwide capital and commitments committees. From 1983 to 1985, Mr. Mastrocola was a senior auditor at Arthur Andersen & Co. Mr. Mastrocola currently serves as a trustee for Save the Children Federation, Inc.

Qualifications: Mr. Mastrocola has extensive and varied expertise in corporate finance and mergers and acquisitions, having served in a number of senior management positions in the Investment Banking Division of Goldman, Sachs & Co. He also brings substantial experience in corporate accounting, having served as a senior auditor at Arthur Andersen & Co.

Current Directorships: None

Former Directorships: None

Age: 52

Thomas W. Sidlik

Director of the Company since January 2014. Mr. Sidlik also serves as a member of both the Audit Committee and the Governance Committee of our Board of Directors. In 2007, Mr. Sidlik retired from the DaimlerChrysler AG Board of Management in Germany after a 34 year career in the automotive industry. He previously served as Chairman and CEO of Chrysler Financial Corporation, Chairman of the Michigan Minority Business Development Council and Vice Chairman of the National Minority Supplier Development Council. Mr. Sidlik has served on the Boards of Directors of Delphi Automotive PLC and DPH Holdings Corporation since 2009. He also served on the Board of Regents of Eastern Michigan University, where he served as Vice Chairman and Chairman of the Board.

Qualifications: Mr. Sidlik’s extensive experience in the automotive industry provides the board with strategic, management and industry expertise.

Current Directorships: Delphi Automotive PLC and DPH Holdings Corporation.

Former Directorships: None

Age: 64

Stephen A. Van Oss

Director of the Company since August 2008. Mr. Van Oss also serves as chairman of the Audit Committee and as a member of the Governance Committee of our Board of Directors. Mr. Van Oss is Senior Vice President and Chief Operating Officer of WESCO International, Inc., a leading distributor of electrical construction and industrial maintenance products, a position he has held since September 2009. He has served as a director of WESCO since 2008. From 2004 to September 2009, Mr. Van Oss served as Senior Vice President and Chief Financial and Administrative Officer of WESCO. From 2000 to 2004, he served as Vice President and Chief Financial Officer of WESCO. He served as WESCO’s Director, Information Technology from 1997 to 2000 and as its Director, Acquisition Management in 1997. He serves as a trustee of Robert Morris University and chairs its finance committee and is a member of its governance committee.

Qualifications: Mr. Van Oss has substantial leadership experience in business operations and finance, having served as both Chief Operating Officer and Chief Financial and Administrative Officer of WESCO International, Inc. He has expertise in distribution and in information technology, having served as WESCO’s Director, Information Technology.

Current Directorships: WESCO International, Inc.

Former Directorships: William Scotsman International, Inc.

Age: 59

Kenneth L. Way

Director of the Company since December 2004. Mr. Way also serves as chairman of the Compensation Committee and as a member of the Audit Committee of our Board of Directors. Mr. Way served as the Chairman of the board of directors of Lear Corporation from 1988 through 2002 and as its Chief Executive Officer from 1988 to 2000. Mr. Way had been affiliated with Lear Corporation and its predecessor companies for 37 years in various engineering, manufacturing and general management capacities.

Qualifications: Mr. Way has a depth of chief executive and Board leadership experience, having served as Chairman and Chief Executive Officer of Lear Corporation for many years. He has extensive knowledge of the automotive industry.

Current Directorships: CMS Energy Corporation

Former Directorships: Lear Corporation, Comerica Bank, and WESCO International, Inc.

Age: 74

The Board of Directors recommends that stockholders vote FOR each of our nominees.

Election of the nominees for the seven director positions requires the affirmative vote of a plurality of all votes cast at the Annual Meeting. This means that the director nominee with the most votes for a particular seat is elected for that seat. Votes “withheld” from one or more director nominees therefore will have no effect on the outcome of the vote with respect to the election of directors.

If any nominee does not stand for election, proxies voting for that nominee may be voted for a substitute nominee selected by the Board. The Board may also choose to reduce the number of directors to be elected at the meeting.

In 2013, the Board met 9 times. Each director of the Company in office during 2013 was present for at least 75% of the total number of meetings of the Board and those committees of which the director was a member during the period he served as a director.

Proposal 2: Advisory Vote on Executive Compensation

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing stockholders with a vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with Securities and Exchange Commission (“SEC”) rules. The advisory vote to approve executive compensation described in this proposal is commonly referred to as a “say-on-pay vote.” Based on the voting results from the 2011 annual meeting with respect to the frequency of future say-on-pay votes, the Board has decided to include a say-on-pay vote in our proxy statement every three years until the next required advisory vote on the frequency of future say-on-pay votes.

As disclosed in the Compensation Discussion and Analysis, the Company believes that its executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles. The goals of the Company’s executive compensation program are to:

•	enable us to attract and retain a highly qualified executive leadership team;

•	align the interests of executives with those of stockholders; and

•	motivate our leadership team to implement the Company’s long-term growth strategy while delivering consistently strong financial results.

Consistent with these goals and as disclosed in the Compensation Discussion and Analysis, the Compensation Committee has developed and approved an executive compensation philosophy to provide a framework for the Company’s executive compensation program featuring the following policies and practices:

•	compensation based on the achievement of performance objectives over varying time periods;

•	incentive programs that emphasize specific Company or group-wide objectives over subjective, individual goals;

•	benchmarking to median levels with respect to base pay in the industries in which the Company competes for executives while providing incentive opportunities above median levels; and

•	performance based compensation.

This proposal gives our stockholders the opportunity to express their views on the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. For the reasons discussed above, we are asking our stockholders to indicate their support for our named executive officer compensation by voting FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure in this proxy statement.”

Approval of this advisory proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions and broker non-votes are not counted as votes “FOR” or “AGAINST” the proposal, and will therefore have no effect on such vote. The say-on-pay vote is an advisory vote only, and therefore it will not bind the Company or our Board of Directors. However, the Board of Directors and the Compensation Committee will consider the voting results as appropriate when making future decisions regarding executive compensation.

The Board of Directors recommends a vote FOR the approval of the advisory resolution relating to the compensation of our named executive officers as disclosed in this proxy statement.

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

Proposal 3 is the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company for fiscal year 2014. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They are expected to be available to respond to your questions and may make a statement if they desire.

Ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014 requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions are not counted as votes FOR or AGAINST ratification, and will therefore have no effect on such vote.

The Board of Directors and the Audit Committee recommend that the stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014.

Your Proxy Vote

Voting Instructions

You are entitled to one vote on each proposal for each share of the Company’s common stock that you own as of the record date, March 27, 2014. As of the record date, there were 16,949,745 shares of common stock outstanding. Each outstanding share is entitled to one vote on each proposal. Below are instructions on how to vote, as well as information on your rights as a stockholder as they relate to voting. Some of the instructions vary depending on how your stock is held. It is important to follow the instructions that apply to your situation.

If your shares are registered in your name, you may vote using the enclosed proxy card, by calling the toll-free number listed on your proxy card or by logging on to the website listed on your proxy card and following the simple instructions provided. The telephone and Internet voting procedures are designed to allow you to vote your shares and to confirm that your instructions have been properly recorded consistent with applicable law. Please see your proxy card for specific instructions. Stockholders who wish to vote over the Internet should be aware that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, and that there may be some risk a stockholder’s vote might not be properly recorded or counted because of an unanticipated electronic malfunction. Voting by telephone and the Internet will be closed at 11:59 p.m. Eastern Time on May 7, 2014.

If your shares are held in “street name,” you should give instructions to your broker on how to vote your shares. If you do not provide voting instructions to your broker, your broker has discretion to vote those shares only on matters that are routine. However, a broker cannot vote shares on non-routine matters without your instructions. This is referred to as a “broker non-vote.”

If you plan to attend the meeting and vote in person, your instructions depend on how your shares are held:

•	Shares registered in your name—check the appropriate box on the enclosed proxy card and bring evidence of your stock ownership with you to the meeting.

•	Shares registered in the name of your broker or other nominee—ask your broker to provide you with a broker’s proxy card in your name (which will allow you to vote your shares in person at the meeting) and bring evidence of your stock ownership from your broker with you to the meeting.

Remember that attendance at the meeting will be limited to stockholders as of the record date with photo identification and an admission ticket or evidence of their share ownership and guests of the Company.

If your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

•	By delivering a written notice of revocation to the Secretary of the Company;

•	By executing and delivering another proxy that bears a later date;

•	By voting by telephone at a later time;

•	By voting over the Internet at a later time; or

•	By voting in person at the meeting.

If your shares are held in street name, you must contact your broker to revoke your proxy.

In tallying the results of the voting, the Company will count all properly executed and unrevoked proxies that have been received in time for the Annual Meeting. To hold a meeting of stockholders, a quorum of the shares (which is a majority of the shares outstanding and entitled to vote) is required to be represented either in person or by proxy at the meeting. Abstentions and broker non-votes are counted in determining whether a quorum is present for the meeting.

Voting Rules

When voting to elect directors, you have two options:

•	Vote FOR a nominee; or

•	WITHHOLD authority to vote for such nominee.

When voting on the advisory proposal to approve the Company’s 2013 executive compensation as described in this proxy statement, you have three options:

•	Vote FOR the proposal;

•	Vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

When voting to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014, you have three options:

•	Vote FOR the proposal;

•	Vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

If you return your proxy card with no votes marked, your shares will be voted as follows:

•	FOR the election of all nominees for director;

•	FOR the advisory vote to approve the Company’s 2013 executive compensation as described in this proxy statement; and

•	FOR the ratification of the appointment of the Company’s independent registered public accounting firm for 2014.

Broker non-votes occur when a broker lacks discretionary authority to vote on a proposal and the beneficial owner has not provided an indication as to how to vote. We will treat broker non-votes as present to determine whether or not there is a quorum at the Annual Meeting, but they will not be treated as votes with respect to the proposals, if any, for which the broker indicates it does not have discretionary authority. This means that broker non-votes will not have any effect on whether any such proposal passes. We expect the proposal to ratify the appointment of Ernst & Young as our independent registered public accounting firm for 2014 to be the only routine matter being voted on at the Annual Meeting and, therefore, expect that brokers will be able to vote on that proposal in their discretion if you have not provided voting instructions.

The Company actively solicits proxy participation. All costs of this solicitation will be borne by the Company. The Company has hired Broadridge, 51 Mercedes Way Edgewood, New York 11717, to help solicit proxies, and has agreed to pay them $13,000 plus out-of-pocket expenses for this service, subject to adjustment under certain circumstances. In addition, our officers, directors and employees may solicit proxies in person or by telephone, facsimile or other means of communication but they will not receive any additional compensation in connection with such solicitation. The Company also encourages banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to stockholders, and reimburses them for their expenses.

Company Information

The Board’s Committees and Their Functions

Committees of the Board of Directors

Our Board of Directors currently has an Audit Committee, a Compensation Committee, and a Governance Committee.

Audit Committee

Our Audit Committee currently consists of Messrs. Van Oss, Way, Kirt and Sidlik. Mr. Van Oss serves as the chairman of the Audit Committee. The Board of Directors has determined that each member of the Audit Committee is financially literate and that Messrs. Van Oss, Way and Kirt each qualify as an “audit committee financial expert” (as defined in Item 407(d)(5) of Regulation S-K). The Board of Directors has further determined that each member of the Audit Committee is independent under applicable New York Stock Exchange (“NYSE”) listing standards and SEC rules. The Audit Committee is responsible for (i) reviewing and discussing with management and our independent auditors our annual audited financial statements and quarterly financial statements and any audit issues and management’s response; (ii) reviewing and discussing with management and our independent auditors our financial reporting and accounting standards and principles and significant changes in such standards and principles or their application; (iii) reviewing and discussing with management and our independent auditors our internal system of financial controls and disclosure controls and our risk assessment and management policies and activities; (iv) reviewing and evaluating the independence, qualifications, and performance of our independent auditors; (v) investigating matters relating to management’s integrity, including adherence to standards of business conduct established in our policies; and (vi) taking such actions as may be required or permitted under applicable law to be taken by an audit committee on behalf of us and our Board of Directors.

The Board of Directors has adopted an Audit Committee charter, a copy of which is available at www.cooperstandard.com. In 2013 the Audit Committee met 4 times.

Compensation Committee

Our Compensation Committee currently consists of Messrs. Way, Kirt and Jutte. Mr. Way serves as the chairman of the Compensation Committee. The Board of Directors has determined that each member of the Compensation Committee is independent under applicable NYSE listing standards. The Compensation Committee is responsible for (i) the review and approval of corporate goals, objectives and other criteria relevant to the compensation of the Chief Executive Officer and other executive officers; (ii) together with the Lead Director, the evaluation of the performance of the Chief Executive Officer and other executive officers and the determination and approval of their compensation; (iii) the review and approval of executive compensation programs; (iv) the review and approval of contracts and transactions with executive officers; (v) the review and approval of equity-based compensation plans and awards made pursuant to such plans; (vi) the approval, review and oversight of employee benefit plans of the Company, including the delegation of responsibility for such programs to the executive officers of the Company; and (vii) taking such actions as may be required or permitted under applicable law to be taken by a Compensation Committee on behalf of us and our Board of Directors.

The Board of Directors has adopted a Compensation Committee charter, a copy of which is available at www.cooperstandard.com. In 2013 the Compensation Committee met 8 times.

Governance Committee

Our Governance Committee currently consists of Messrs. Mastrocola, Jutte, Van Oss and Sidlik. Mr. Mastrocola serves as the chairman of the Governance Committee. The Board of Directors has determined that Messrs. Jutte, Van Oss and Sidlik are independent under applicable NYSE listing standards. The Governance Committee is responsible for (i) identifying and evaluating individuals qualified to become members of the Board, consistent with criteria approved by the Board; (ii) selecting, or recommending that the Board select, the director nominees to stand for election by stockholders or to fill vacancies on the Board; (iii) developing and recommending to the Board corporate governance principles and practices applicable to the Company, including director access to management and management succession plans; (iv) reviewing the Company’s legal compliance and ethics programs and monitoring compliance with the Company’s governance principles, policies and code of business conduct and ethics; reviewing and approving director compensation and indemnification and insurance matters; and (vi) overseeing the annual performance evaluation of the Board and its committees.

The Board of Directors has adopted a Governance Committee charter, a copy of which is available at www.cooperstandard.com. In 2013, the Governance Committee met 5 times.

Lead Director

Mr. Mastrocola is the Lead Director of the Board of Directors. The Lead Director (i) presides at meetings and sessions of the non-management members of the Board and communicates with management concerning the substance of such meetings and sessions; (ii) assists the Board’s Chairman with the setting of agendas and other matters relating to meetings of the Board; (iii) together with the Chairman of the Compensation Committee, assists the Board in connection with its evaluations of the performance of the Company’s Chief Executive Officer; and (iv) undertakes such other activities as may be requested by the Board or required by applicable laws, regulations or rules.

Corporate Governance

Independence of Directors

The Board of Directors has determined that Messrs. Kirt, Jutte, Sidlik, Van Oss, Way and Orlando Bustos (who served on the Board during 2013) are independent as determined pursuant to NYSE rules. Mr. Edwards is not independent as determined pursuant to NYSE rules because he is employed by the Company. Mr. Mastrocola is not independent as determined pursuant to NYSE rules because his brother is a partner at Ernst & Young LLP, the Company’s independent auditors. Mr. Mastrocola’s brother has no direct involvement of any kind in the relationship between Ernst & Young LLP and the Company or the review of the Company’s financial statements.

Board Leadership

Mr. Edwards serves as Chairman of the Board of Directors as well as Chief Executive Officer of the Company. It is the Board’s belief that this structure is in the best interest of the Company’s stockholders at this time, as it promotes an efficient flow of communication between management and the Board, in particular with respect to the Board’s oversight of the Company’s strategic direction. The Board believes that the role of Mr. Mastrocola as Lead Director, together with the existence of a substantial majority of independent directors and the use of regular executive sessions of non-management directors, achieves an appropriate balance between the effective development of key strategic objectives and independent oversight of management’s execution of strategic initiatives.

Executive Sessions

Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all those who are not Company officers, and include directors who are not “independent.” Executive sessions of non-management directors are led by Mr. Mastrocola, the Lead Director, and are held in conjunction with each regularly scheduled Board meeting. Each committee of the Board also meets in executive session without management in conjunction with regularly scheduled committee meetings, as appropriate. At least once a year, the independent directors meet in an executive session led by one of the independent directors who is selected by all of the independent directors to lead the session.

Board’s Role in Risk Oversight

The Board is actively involved in oversight of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan. The Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations of the Company’s business units and corporate functions, the Board addresses the primary risks associated with those units and functions. In addition, the Board reviews the key risks associated with the Company’s strategic plan as part of its consideration of the strategic direction of the Company.

The Board has delegated to the Audit Committee oversight of the Company’s risk management process. Among its duties, the Audit Committee reviews with management (a) Company policies with respect to risk assessment and management of risks that may be material to the Company, (b) the Company’s system of disclosure controls and system of internal controls over financial reporting, and (c) the Company’s compliance with legal and regulatory requirements.

Each of the other Board committees also oversees the management of Company risks that fall within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors, and each committee reports back to the full Board. The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, other financial matters, certain compliance issues and accounting and legal matters. The Audit Committee, along with the Governance Committee, is also responsible for reviewing certain legislative and regulatory developments that could materially impact the Company’s contingent liabilities and risks. The Governance Committee also oversees risks related to the Company’s governance structure and processes, related person transactions, compliance programs, succession planning, and Board and committee structure to ensure appropriate oversight of risk. The Compensation Committee considers risks related to the attraction and retention of key management and employees, and risks relating to the design of compensation programs and arrangements.

Policy on Director Attendance at Stockholder Meetings

Directors are expected to attend in person regularly scheduled meetings of stockholders, except when circumstances prevent such attendance. When such circumstances exist and in the judgment of the Chairman it is deemed critical that all directors participate, or in the case of special stockholder meetings, directors may participate by telephone or other electronic means and will be deemed present at such meetings if they can both hear and be heard. All of our directors then serving were present at the Company’s 2013 annual meeting of stockholders.

Other Matters Concerning Directors and Executive Officers

SEC regulations require the Company to describe certain legal proceedings, including bankruptcy and insolvency filings involving directors or executive officers of the Company or companies of which a director or executive officer was an executive officer at the time of filing. Messrs. Keith D. Stephenson and Allen J. Campbell served as executive officers of the Company at the time the Company filed for protection under Chapter 11 of the United States Bankruptcy Code in August 2009.

Corporate Governance and Code of Business Conduct and Ethics

The Board of Directors has adopted Corporate Governance Guidelines which set forth the corporate governance practices of the Company. The Board has also adopted a Code of Business Conduct and Ethics that applies to all directors, officers, and employees of the Company and its subsidiaries, including our chief executive officer, our chief financial officer and our controller. All of our corporate governance documents, including the Corporate Governance Guidelines, the Code of Business Conduct and Ethics and committee charters, are available on our website at www.cooperstandard.com or in printed form upon request by contacting Cooper-Standard at 39550 Orchard Hill Place, Novi, Michigan 48375, Attention: Investor Relations. The Board regularly reviews corporate governance developments and modifies these documents as warranted. Any modifications will be reflected on our website. The information on our website is not part of this proxy statement and is not deemed to be incorporated by reference in this proxy statement.

Nomination of Directors

It is the policy of the Governance Committee and Board to consider candidates for director recommended by stockholders. The committee will evaluate candidates recommended for director by stockholders using the same criteria that it uses in evaluating any other candidate. Stockholders wishing to make such a recommendation should send to the Governance Committee, at the address given below under “Communications with the Board of Directors,” all information that would be required were the stockholder nominating such candidate directly pursuant to the Company’s By-Laws. In addition to nominees recommended by stockholders, the committee will consider candidates recommended by management, and members of the Board, search firms and other sources. Among the nominees for election to the Board at the Annual Meeting, only Mr. Sidlik has not previously been nominated to stand for election to the Board. Mr. Sidlik was appointed by the Board, effective January 1, 2014, to fill a vacancy created by the resignation of a director during 2013. As part of its process of identifying and evaluating candidates to fill the vacancy, the Governance Committee solicited recommendations from other directors and certain of the Company’s stockholders. Mr. Sidlik was recommended to the committee and Board by one of the Company’s stockholders.

In identifying and evaluating nominees for director, the committee takes into account the applicable requirements for directors under the Exchange Act and the listing rules of the NYSE. In addition, the committee considers other criteria as it deems appropriate and which may vary over time depending on the Board’s needs, including certain core competencies and other criteria such as general understanding of various business disciplines (e.g., marketing, finance, etc.), the Company’s business environment, educational and professional background, analytical ability, diversity of experience and viewpoint and willingness to devote adequate time to Board duties. The goal of the committee is to maintain a balanced and diverse Board, with members whose skills, viewpoint, background and experience complement each other and, together, contribute to the Board’s effectiveness as a whole.

Stockholder Nominations

The Company’s By-Laws provide certain procedures that a stockholder must follow to nominate persons for election to the Board of Directors. Nominations for director at an annual stockholder meeting must be submitted in writing to the Governance Committee in care of the Secretary at the Company’s principal executive offices at 39550 Orchard Hill Place, Novi, Michigan 48375 in accordance with the procedures and deadlines outlined under “Submitting Stockholder Proposals and Nominations for the 2015 Annual Meeting.” The Secretary must receive the notice of a stockholder’s intention to introduce a nomination at an annual stockholder meeting:

•	not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; or

•	if the annual meeting is called for a date that is more than 30 days earlier or more than 60 days after such anniversary date, notice by the stockholder to be timely must be received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company.

The By-Laws also provide, among other things, that the stockholder nomination notice must contain all information relating to such nominee that is required to be disclosed in solicitations of proxies for elections of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serve as director if elected).

Communications with the Board of Directors

The Board has established procedures for stockholders and other interested parties to communicate with the Board. A stockholder or other interested party may contact the Board by writing to the Lead Director or the non-management or independent members of the Board to their attention at the Company’s principal executive offices at 39550 Orchard Hill Place, Novi, Michigan 48375. Any stockholder must include the number of shares of the Company’s common stock he or she holds and any interested party must detail his or her relationship with the Company in any communication to the Board. Communications received in writing are distributed to the Lead Director or non-management or independent members of the Board as a group, as appropriate, unless such communications are considered, in the reasonable judgment of the Company’s Secretary, improper for submission to the intended recipient(s). Examples of communications that would be considered improper for submission, include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company or the Company’s business or communications that relate to improper or irrelevant topics.

Stock Ownership

Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table and accompanying footnotes show information regarding the beneficial ownership of the issued and outstanding common stock of Cooper-Standard Holdings Inc. by (i) each person known by us to beneficially own more than 5% of the issued and outstanding common stock of Cooper-Standard Holdings Inc. as of the dates indicated in the footnotes and (ii) (A) each of our directors, (B) each named executive officer and (C) all directors and executive officers as a group, each as of March 27, 2013.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Rule 13d-3 Percentage (1)		Fully Diluted Percentage (2)
Significant Owners:	Shares			%		%

Silver Point Capital L.P. (3)	5,378,145		31.7		28.7
Oak Hill Advisors, L.P. (4)	3,048,623		17.8		16.3
Capital World Investors (5)	2,826,038		16.4		15.1
Archer Capital Management, L.P. (6)	1,017,442		6.0		5.4

Directors and named executive officers:

Allen J. Campbell (7)	135,559	*
Juan Fernando de Miguel Posada	—		—		—
Jeffrey S. Edwards (11)	50,000	*
Song Min Lee	—		—		—
Keith D. Stephenson (9)	126,818	*
Michael C. Verwilst (10)	19,734	*
Larry J. Jutte (12)	16,061	*
Jeffrey E. Kirt (4)	1,922	*	—		—
David J. Mastrocola (12)	16,061	*
Thomas W. Sidlik	—		—		—
Stephen A. Van Oss (12)	16,061	*
Kenneth L. Way (12)	16,061	*
Directors and executive officers as a group (15 persons (13))	431,264		2.5		2.3

*	Less than 1% of issued and outstanding shares of common stock.
(1)	SEC rules require that the Company disclose beneficial ownership percentages calculated in the manner prescribed by Rule 13d-3 under the Exchange Act. Under the terms of Rule 13d-3, shares of common stock that may be acquired within 60 days are deemed to be beneficially owned. Percentage ownership of the common stock under the terms of Rule 13d-3 is based on the assumption that the person or entity whose ownership is being reported has converted all instruments held by such person or entity convertible into common stock within 60 days, but that no other holder of such convertible instruments has done so. Therefore, the percentage ownership set forth in this column assumes that the person or entity whose ownership is reported has exercised all options or warrants to purchase our common stock, but that no other person or entity has done so.
(2)	Fully-diluted percentage is based upon 16,949,745 shares of common stock outstanding as of March 27, 2014, plus 1,757,873 shares of common stock issuable upon exercise of warrants to purchase our common stock, but does not include shares of common stock issuable upon vesting of restricted stock units or exercise of options to purchase our common stock issued pursuant to our employee benefit plans.
(3)	Based solely on the Schedule 13G/A filed with the SEC on February 14, 2014. As of December 31, 2013: Silver Point Capital, L.P. had sole voting and dispositive power with respect to 5,278,145 shares of common stock; Edward A. Mulé, co-founder and partner of Silver Point Capital, L.P., had sole voting and dispositive power with respect to 100,000 shares of common stock and shared voting and dispositive power with respect to 5,278,145 shares of common stock; and Robert J. O’Shea, manager of Silver Point Capital, L.P., had shared voting and dispositive power with respect to 5,278,145 shares of common stock. The address for Silver Point Capital, L.P. is Two Greenwich Plaza, 1st Floor, Greenwich, Connecticut 06830.

(4)	Based solely on a Schedule 13G/A filed with the SEC on February 14, 2014. The amount shown includes, as of December 31, 2013: (i) 206,276 shares of common stock held by Oak Hill Credit Opportunities Master Fund, Ltd. (“OHCOF”); (ii) 393,371 shares of common stock held by Oak Hill Credit Alpha Master Fund, L.P. and related accounts (“Alpha”); (iii) 1,558,720 shares of common stock held by OHA Strategic Credit Master Fund, L.P. (“SCF”); (iv) 149,701 warrants held by SCF; (v) 430,198 shares of common stock held by OHA Strategic Credit Master Fund II, L.P. (“SCF II”); (vi) 29,834 warrants held by SCF II; (vii) 248,762 shares of common stock held by separately managed accounts (“Separate Accounts”); and (viii) 31,761 warrants held by Separate Accounts. Oak Hill Advisors, L.P. (“OHA”) is the investment advisor to Separate Accounts, OHCOF, Alpha, SCF and SCF II, and certain of its affiliates and principals, either directly or indirectly, exercise voting and dispositive power over the securities owned by them. OHA and its affiliates and principals disclaim beneficial ownership of such securities, except to the extent of their direct pecuniary interest therein. Mr. Kirt is a partner of Oak Hill Advisors, L.P. and may be deemed to have beneficial ownership of the foregoing securities. Mr. Kirt disclaims beneficial ownership of the foregoing securities except to the extent of his pecuniary interest in such securities. The address for Oak Hill Advisors, L.P. is 1114 Avenue of the Americas, 27th Floor, New York, New York 10036.
(5)	Based solely on a Schedule 13G/A filed with the SEC on February 13, 2014. As of December 31, 2013, Capital World Investors had sole voting and investment power with respect to 2,826,038 shares of common stock, including 248,444 shares of common stock issuable upon exercise of warrants, as a result of Capital Research and Management Company acting as an investment advisor registered under the Investment Advisers Act of 1940. The address for Capital World Investors is 333 South Hope Street, Los Angeles, California 90071.
(6)	Based solely on a Schedule 13G/A filed with the SEC on February 14, 2014 by Archer Capital Management, L.P. (“Archer”), as the investment manager to certain private investment funds, Canton Holdings, L.L.C. (“Canton”), as the general partner of Archer, and Joshua A. Lobel and Eric J. Edidin (together, the “Principals”), as principals of Canton. As of December 31, 2013, Archer, Canton and the Principals had shared voting and dispositive power with respect to 1,017,442 shares of common stock,. The address for Archer, Canton and the Principals is 570 Lexington Avenue, 40th Floor, New York, New York 10022.
(7)	Includes 7,291 shares of common stock issuable upon exercise of warrants and 78,450 shares of common stock underlying stock options.
(8)	Includes 16,667 shares of common stock underlying stock options.
(9)	Includes 7,292 shares of common stock issuable upon exercise of warrants and 69,750 shares of common stock underlying stock options.
(10)	Mr. Verwilst’s employment with the Company terminated on February 8, 2013 and he is no longer subject to the general reporting requirements of Section 16(a) of the Exchange Act with respect to his beneficial ownership of our common stock. Mr. Verwilst’s beneficial ownership information as reported is therefore presented as of February 8, 2013.
(11)	These are 50,000 shares of common stock underlying stock options.
(12)	Includes 9,731 shares of common stock underlying stock options.
(13)	Mr. Verwilst is not included in this total.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the key principles and material elements of the Company’s compensation policies applicable in 2013 to the “Named Executive Officers” of the Company identified in the “Executive Compensation” section. Much of what is discussed below, however, applies generally to the Company’s executives and is not limited to the Named Executive Officers.

Executive Summary

The compensation of the Company’s executives for 2013 was based in large part on performance-based incentive programs adopted by the Compensation Committee and the Board of Directors in 2011 that provide for a variety of cash and equity-based incentives based on performance criteria designed to further the Company’s strategic objectives. These programs were implemented as a result of a comprehensive review of the efficacy and competitiveness of the Company’s pre-existing executive compensation programs that was completed in early 2011 by the Compensation Committee with the assistance of Pay Governance LLC, its independent compensation consultant at the time.

The executive compensation programs established in 2011 remained in effect through 2013. In early 2013, the Compensation Committee conducted a process to select a new independent consultant to review the Company’s executive compensation programs and make recommendations for changes to be implemented in 2014. Pending completion of this selection process, the committee engaged The Delves Group (since acquired by Towers Watson & Co.) to provide benchmarking data in connection with the approval by the Committee, as authorized by the Board, of base salaries and incentive awards for 2013. In addition to base salaries and annual incentive grants and targets for executives for 2013, the Committee approved long term cash incentive grants with performance targets for a three-year performance period beginning in 2013, time-based restricted stock unit awards and stock option awards. The cash and equity components of these long term incentive grants were designed to be of equal value and to provide executives with long term incentive opportunities at market median levels.

The Company achieved 88.1% of the adjusted EBITDA performance target for the Company as a whole that was applicable to the annual incentive grants for 2013 for the Named Executive Officers. This resulted in payouts to Named Executive Officers equal to 70.3% of their target awards for the year. The Company achieved 73.2% of the operating cash flow performance target applicable to long term cash incentive awards granted in 2011 for the three-year performance period ending December 31, 2013, resulting in zero payouts under those awards to executive officers, including Named Executive Officers, who were employed by the Company in 2011.

In the first quarter of 2013, the Committee engaged Frederic W. Cook & Co., Inc. (“Cook & Co.”) as its new independent consultant. Cook & Co. assisted the Committee in undertaking a comprehensive review of the Company’s executive compensation programs which resulted in a number of changes that became effective in 2014 and did not impact the 2013 compensation of the Company’s executives. Cook & Co. worked with the Committee in identifying a new peer group of companies against which to benchmark the competitiveness of the Company’s programs and practices and in redesigning some features of the programs. The annual incentive program was modified to provide for a second criterion (operation cash flow) to complement adjusted EBITDA as the applicable performance metric; to take into account specific business unit performance as well as company-wide performance in appropriate cases; and to permit the Committee full latitude in making discretionary downward adjustments to award payouts when deemed appropriate. The Company’s long term incentive program was modified to provide for the establishment of target award amounts in terms of absolute value levels rather than as a percentage of base salary; to change the criterion applicable to performance-based awards from operation cash flow to return on invested capital; to increase the percentage of total target long term incentive awards payable in the form of equity from 50% to 75%; and to permit the Committee full latitude in making discretionary downward adjustments to award payouts when deemed appropriate. In addition, the Committee and Board, in consultation with Cook & Co., implemented stock ownership policies applicable to Company officers.

Compensation Philosophy and Objectives

The objective of the Company’s compensation program has been to link executive compensation to Company performance in a manner that accomplishes the following:

•	enables the Company to attract and retain a highly qualified executive leadership team;

•	aligns the interests of executives with those of stockholders; and

•	motivates the Company’s leadership team to implement its long term growth strategy while delivering consistently strong financial results.

In 2013, the Compensation Committee and Board reaffirmed the philosophy that the target compensation of the Company’s executives, including the Named Executive Officers, based on the achievement of target-level performance, should be at approximately the 50th percentile among comparable companies, taking into account size differences among the Company’s peer group and recognizing that actual compensation levels could fall below median levels or reach higher levels commensurate with actual financial performance. The Committee and Board also affirmed that executive pay should be based on market data, but that pay positioning for individuals can be above or below market median based on responsibilities, business needs, internal equity and individual factors.

The executive compensation program is designed to reward sustained enterprise value growth through incentives based on the achievement of performance objectives over varying time periods. As detailed below, the Company’s incentive programs emphasize specific Company objectives over subjective, individual goals. Discretionary features of these programs allow for the recognition of achievements which the objective performance criteria do not fully measure but which further the Company’s key strategies. Base salary is intended, in general, to be near the median of the range applicable to companies deemed comparable to the Company. As described above, performance-based compensation is designed to provide opportunities above median levels in the markets in which the Company competes for executives when performance exceeds target levels, while providing for below median compensation if performance falls below target levels.

Processes Relating to Executive Compensation

It is the responsibility of the Compensation Committee to assist in discharging the Board’s responsibilities relating to the compensation of the Company’s executive officers and the oversight of compensation plans, policies and benefit programs. The Company’s human resources executives and professionals support the Committee in its work. In evaluating and determining the salary and incentive compensation of the Company’s executive officers, the Committee receives information from the Company’s Chief Human Resources Officer and consulting firms engaged by the Committee as well as recommendations from the Company’s Chief Executive Officer. The Committee as a whole, following discussions with the Chief Executive Officer, meets privately and determines the salary and incentive compensation of the Chief Executive Officer and the other executive officers of the Company, as authorized by the Board. Executives whose compensation is under consideration are not present during the Committee’s review meetings. The considerations, criteria and procedures applicable to these determinations are discussed under “Executive Compensation Components.”

Executive Compensation Review for 2013

As discussed above, the Compensation Committee engaged The Delves Group to assist it with its executive compensation determinations for 2013. The Delves Group did not provide any other services to the Company and the Committee has concluded that the engagement and services of The Delves Group in 2013 did not raise any conflict of interest. As part of its engagement, The Delves Group benchmarked the compensation levels of the Company’s executives in order to assess the competitiveness of the Company’s executive compensation programs in the markets in which the Company competes for executives, focusing in particular on base salaries, target annual incentive opportunities and target long term incentive opportunities. The Delves Group compared the Company’s programs in these areas with those of two comparator groups: a group of 14 publicly-traded automotive suppliers with 2011 annual revenues between $1.4 billion and $16.4 billion, with a median of $6.8 billion; and a broader group of durable goods manufacturers of comparable size who participated in the Towers Watson’s 2012 Executive Compensation survey (the “Towers Watson Survey”). The following is a list of the companies constituting the automotive supplier comparator group, which is the same group of companies as used by Pay Governance and the Committee for evaluating 2011 and 2012 compensation decisions:

• American Axle & Mfg	• Harley-Davidson, Inc.	• Modine Manufacturing Co.
• Autoliv, Inc.	• Harman International	• Tenneco Inc.
• BorgWarner Inc.	• Lear Corporation	• TRW Automotive Holdings Corp.
• Dana Holding Corporation	• Martinrea International Inc.	• Visteon Corp.
• Federal-Mogul Corporation	• Meritor Inc.

The broader comparator group of durable goods manufacturers was selected from participants in the Towers Watson Survey. This comparator group included a total of 63 companies with median annual revenues of $4.5 billion. The Towers Watson Survey is a published survey available only to participants, and the Committee was not aware of any of the specific companies underlying the survey data. We believe it is appropriate to include companies outside of the automotive supplier industry in our comparator group because we are in competition for the most highly qualified executives available, and many of our executives, as well as executives in non-automotive industries, possess transferable skills.

In comparing compensation levels of the Company’s executives with those of the comparator groups, The Delves Group “size-adjusted” the data from the comparator groups so that the compensation data would appropriately correspond to the Company’s scope of operations. As the automotive supplier comparator group had median annual revenues substantially higher than those of the Company and the durable goods group had median annual revenues that more closely approximated those of the Company, for comparison purposes The Delves Group used compensation data reported at the 25th percentile level with respect to the automotive supplier comparator group, and the median level with respect to the durable goods comparator group. Based on its competitive analysis, The Delves Group concluded that the target total direct compensation (target total cash compensation plus long-term incentive grants) of the Company’s executives generally falls between the competitive median and competitive 75th percentile and that, in aggregate, base salary and target total cash compensation data for the Company’s senior executives are aligned with the competitive median of the market data.

Executive Compensation Components

The following describes the elements of the Company’s 2013 executive compensation program.

Base Salary

The Company’s senior executives are paid a base salary that is determined prior to or early in each fiscal year, or upon changes in roles or positions within the Company. The Compensation Committee determines the salary of the Chief Executive Officer and, taking into account recommendations from the Chief Executive Officer, the salaries of the other executive officers of the Company. The determinations of the Compensation Committee are subject to the approval of the Board. The Company’s policy is to pay base salaries that are competitive in the markets in which it competes for executives and that take into account the responsibilities and contributions of each executive. Base salary provides executives with a regular stream of income. The two Named Executive Officers who were eligible for base salary adjustments in 2013 (Messrs. Stephenson and Campbell) received salary increases averaging 7.8%. Mr. Edwards, who commenced employment with the Company in the fourth quarter of 2012, and Messrs. de Miguel and Lee, who commenced employment with the Company in the first quarter of 2013, did not receive base salary increases in 2013. Their base salaries upon commencement of their employment with the Company were determined by mutual agreement upon their hiring at levels the Compensation Committee and Board deemed appropriate in light of competitive conditions and their respective qualifications and experience.

Annual Incentive Award

In early 2011, following review by the Compensation Committee of recommendations from Pay Governance, the Board adopted a new Annual Incentive Plan (the “AIP”) to be administered under the Company’s 2011 Omnibus Incentive Plan (“Omnibus Plan”). The AIP provides that awards will be paid only subject to the achievement of pre-determined performance goals, which is consistent with the Company’s practice in recent years with respect to its executive officers.

Prior to or early in each fiscal year, the Compensation Committee has normally determined target annual incentive amounts payable to the executive officers of the Company, including the Named Executive Officers, upon the achievement of performance targets established by the Committee for the year. The 2013 targets were based on consolidated 2013 adjusted EBITDA. Adjusted EBITDA is calculated, in general, as consolidated net income plus the sum of (i) consolidated interest expense, (ii) consolidated income tax expense, (iii) consolidated depreciation and amortization expense, and (iv) certain restructuring charges. As approved by the Committee, additional adjustments are made for non-cash losses or gains, and non-recurring, unusual or infrequent gains, losses or expenses. Adjusted EBITDA is deemed by the Compensation Committee to be an appropriate objective measurement of the financial performance of the Company. The annual incentive award program is designed to focus the executive leadership team on the achievement of strong financial performance over a one-year period. In addition to establishing an adjusted EBITDA performance target, the achievement of which entitles senior executives to annual incentive payments at the target levels, the Committee establishes a “threshold” performance target, the achievement of which entitles executives to an annual incentive payment equal to 50% of the target amounts. No annual incentive award is payable if the Company fails to meet the threshold performance target. In addition, the Committee sets a “superior performance” target, the achievement of which entitles executives to a maximum annual incentive payment equal to 200% of the target amounts. The superior performance level represents a goal deemed difficult to achieve at the beginning of the year based on the assumptions underlying the Company’s business plan, except upon performance substantially exceeding expectations. Actual annual incentive payments are determined on a linear basis for adjusted EBITDA attainment above the “threshold” level but not precisely at the “target” or “superior performance” level. In the first quarter following the end of the fiscal year to which an annual incentive award applies, the Committee determines whether, and to what extent, the applicable performance targets were achieved based on the Company’s financial results for the fiscal year. With respect to the Named Executive Officers, award amounts have been subject to downward adjustment of up to 20% (100% beginning in 2014) by the Committee based upon overall individual performance and attainment of goals. If a participant engages in “inimical conduct,” meaning an action or omission contrary to the best interest of the Company, before payment of an award, the payment is subject to forfeiture.

For 2013, the Compensation Committee granted annual incentive awards under the AIP to the Company’s executive officers in the manner described above, establishing target award amounts for each executive based on a percentage of base salary. With respect to the Named Executive Officers, the percentage was 100% for Mr. Edwards, 75% for Mr. Stephenson, and 65% for Messrs. Campbell, de Miguel and Lee. The bonus target amounts for Messrs. Edwards, de Miguel and Lee, who were not employed by the Company the previous year, were determined on the basis of market data and with reference to the recent practices of the Company that determined the target amounts applicable to the other Named Executive Officers. The Committee set adjusted EBITDA performance targets applicable to the Company as a whole in accordance with the 2013 business plan of the Company as approved by the Company’s Board of Directors, as follows:

2013 Achievement Level	Adjusted EBITDA (000)	Award Payout as % of Award Target
Below threshold		0%
At threshold	$264,000	50%
At target	$330,000	100%
At superior performance	$396,000	200%

In 2013, the actual consolidated adjusted EBITDA for purposes of the AIP was 88.1% of the target performance level. This performance resulted in cash AIP award payments to executive officers for 2013, including the Named Executive Officers, equal to 70.3% of their target award amounts.

Long Term Incentive Compensation

Cash Awards Under the Long Term Incentive Plan

In early 2011 the Compensation Committee approved a Long Term Incentive Plan (the “LTIP”) under which long term cash incentive awards would be granted to designated participants. In the first quarter of 2013, the Committee granted awards under the LTIP to executive officers, including the Named Executive Officers. Similar to the AIP, the LTIP provides for awards that are subject to the achievement of established performance goals. The cash LTIP awards granted in 2013 were based on the achievement by the Company of operating cash flow goals over the three-year performance period ending December 31, 2015. Operating cash flow is deemed by the Committee to be an appropriate objective measurement of sustained financial performance of the Company. The Committee established target, threshold and superior performance levels applicable to the cash LTIP awards granted in 2013 similar in general design to those applicable to the annual incentive awards for 2013. The threshold and superior performance levels pertaining to these cash LTIP awards equate to 80% and 120%, respectively, of the applicable target performance level. The target performance level is the average of the operating cash flow targets established annually by the Compensation Committee for 2013, 2014 and 2015. The operating cash flow target for 2013 was $110.0 million. Performance level targets represent what the Committee deems to be good operating cash flow performance for the period, reasonably capable of achievement at a high level of performance on the part of the executive leadership team and the employees of the Company, based on the assumptions and business conditions on which the business plan of the Company for the period was based.

Except in the case of executives whose employment terminates earlier, the determination of actual payouts under the cash LTIP awards granted in 2013 will be made in the first quarter of 2016 and will be based upon how the average of the Company’s actual operating cash flow performance during the performance period compares to the target performance level. Actual payouts will be zero if the Company’s operating cash flow during the performance period falls below the threshold level. Actual payment amounts for achievement levels between the threshold, target and superior performance levels will be determined using straight line interpolation. The awards are subject to a cap equal to 200% of the target payment amount. As with annual incentive awards, with respect to the Named Executive Officers, cash LTIP award amounts have been subject to downward adjustment of up to 20% (100% beginning in 2014) by the Committee based upon overall individual performance and attainment of goals. If a participant engages in inimical conduct before payment of an award, the payment is subject to forfeiture. Awards under the LTIP are designed to focus the executive leadership team on strong, sustained cash generation and have therefore been based on the achievement of operating cash flow objectives for the Company as a whole.

For the Named Executive Officers who received cash LTIP awards, the target award amounts for the three-year performance period ending December 31, 2015 were as follows:

Name	Award Target 2013-2015 Cash LTIP
Jeffrey Edwards	$1,000,000
Keith Stephenson	$560,500
Allen Campbell	$424,000
Fernando de Miguel	$366,500	*
Song Min Lee	$337,500

*	Payable in Euro equivalent

These award amounts were determined by the Committee following its review of the benchmarking analysis of The Delves Group described above. The Committee applied a strategy whereby target cash LTIP awards, together with 2013 equity grants under the Omnibus Plan, would result in total cash and equity-based long term incentive awards to executives in 2013 having a value approximately equal to the median total long term incentive awards granted in a year to executives in similar positions at comparable companies.

Cash Payouts under the LTIP for the Performance Period Ended December 31, 2013

In 2011, the Committee established target award amounts of $200,000 each for the two Named Executive Officers who were employed by the Company at the time (Messrs. Stephenson and Campbell) for the three-year period ending December 31, 2013. The other Named Executive Officers commenced their employment with the Company after 2011 and did not receive awards under the LTIP pertaining to this period.

The cash LTIP awards for the three-year performance period ending December 31, 2013 were based on the achievement of operating cash flow targets covering the years ending December 2011, 2012 and 2013. The annual operating cash flow targets for 2011, 2012 and 2013 were $173.8 million, $190.0 million, and $110.0 million, respectively. Pursuant to the terms of the awards, payouts were to be determined as follows:

Achievement Level (Average)	Award Payout as % of Award Target
Below threshold	0%
At threshold (80% of target performance)	50%
At target performance	100%
At superior performance (120% of target performance)	200%

The actual average operating cash flow performance of the Company for the performance period was less than 80% of the target performance level, which resulted in zero payouts under the cash LTIP awards for the performance period ending December 31, 2013.

2013 Stock Option Awards

The Omnibus Plan provides for the grant of stock options, stock appreciation rights, shares of common stock, restricted stock, restricted stock units, incentive awards and certain other types of awards to key employees and directors of the Company and its affiliates. Except in the case of newly hired or promoted executives, it has been the normal practice of the Compensation Committee under the Omnibus Plan to grant incentive awards, including equity-based incentive awards, during the first quarter of the calendar year so that all or most elements of executive compensation can be considered in a coordinated, comprehensive manner.

On February 15, 2013, options to purchase shares of the Company’s common stock at an exercise price equal to the fair market value of a share of common stock on the date of grant were granted to Named Executive Officers, as follows: Mr. Edwards, 40,290 shares; Mr. Stephenson, 21,900 shares; Mr. Campbell, 16,600 shares; Mr. de Miguel, 14,300 shares; and Mr. Lee, 13,200 shares. The options granted cliff vest with respect to all shares covered by the options after three years and expire on the tenth anniversary of the date of grant or earlier upon certain events involving the termination of the optionee’s employment. The size of these option grants was determined by the Committee following its review of the benchmarking analysis of The Delves Group. The Compensation Committee and Board applied a strategy whereunder 2013 equity grants under the Omnibus Plan would approximate the value of the cash LTIP awards granted in 2013, and that these equity and cash awards would together result in long term incentive awards to executive officers in 2013 having a value approximately equal to median total long term incentive awards granted in a year to executives in similar positions at comparable companies. It was the intention of the Committee and Board that the value of stock options granted in 2013 constitute approximately 60% of the total value of the equity component of long-term incentive awards granted during the year, or approximately 30% of the total value of the long-term cash and equity incentive awards combined. The use of stock options as an important element of the equity component of the 2013 long term incentive grants was deemed an effective way of promoting the continued alignment of the interests of the Company’s executives with those of its stockholders, as the value of stock options depends on the growth in value of the Company’s common stock over time.

2013 Restricted Stock Unit Awards

On February 15, 2013, restricted stock units (“RSUs”) were granted to Named Executive Officers under the Omnibus Plan, as follows: Mr. Edwards, 10,744 RSUs; Mr. Stephenson, 5,800 RSUs; Mr. Campbell, 4,400 RSUs; Mr. de Miguel, 3,800 RSUs; and Mr. Lee, 3,500 RSUs. The RSUs granted cliff vest after three years, or earlier on a pro rata basis upon certain events involving the termination of the grantee’s employment without cause. The size of these RSU grants was determined by the Compensation Committee following its review of the benchmarking analysis of The Delves Group. It was the intention of the Committee and Board that the value of RSUs granted in 2013 constitute approximately 40% of the total value of the equity component of long-term incentive awards granted during the year, or approximately 20% of the total value of the long-term cash and equity incentive awards combined. The use of RSUs as an element of the equity component of the 2013 long term incentive grants was deemed an effective means of supporting the desired alignment of the interests of the Company’s executives with those of the Company’s stockholders, as the value of RSUs increases with the growth in value of the Company’s common stock, and their value continues to be impacted by changes in value of the Company’s common stock even at levels below the fair market value of the Company’s common stock on the date of grant.

Retirement Plan Benefits

The Named Executive Officers other than Mr. de Miguel participate in our qualified defined benefit retirement plan, our 401(k) savings plan and our nonqualified retirement plans. Benefits under these plans provide executives with an income source during their retirement years, and reward executives for long service to the Company. Mr. de Miguel, who is employed primarily in Germany, receives a percentage of his annual base salary as a defined contribution retirement benefit. We believe that our retirement plans are generally competitive in the industries in which we compete for executives and assist the Company in attracting and retaining a high caliber executive leadership team. Please see the 2013 Pension Benefits table, the 2013 Nonqualified Deferred Compensation table and the accompanying narratives for further information regarding the Company’s retirement plans.

Termination and Change in Control Benefits

Certain of our Named Executive Officers receive certain benefits under their employment agreements with the Company upon certain termination of employment events, including following a change in control of the Company. Mr. Verwilst separated from the Company during 2013 and received severance benefits in accordance with his employment agreement. Other Named Executive Officers who are not party to formal employment agreements are entitled to such benefits through the Company’s Executive Severance Pay Plan. These benefits, described in detail under “Terms Applicable to Payments upon Termination of Employment” below, are intended to ensure that the executive leadership team is able to objectively evaluate potential change in control transactions by addressing the potential personal impact of such transactions on our executives.

Health Benefits

The Company provides the Named Executive Officers other than Mr. de Miguel with health and welfare benefits under its Health & Well-Being Benefit Plan that is made available generally to its salaried employees. The Health & Well-Being Benefit Plan is a flexible plan which permits participants to choose among various co-pay options and available benefits, including medical, prescription drug, dental, long term disability and life insurance and other benefits, depending on the needs of the participant and his or her dependents. These benefits help the Company remain competitive in attracting and retaining a high caliber management team. Mr. de Miguel, who is employed primarily in Germany, is provided with health insurance comparable in value to that provided the other Named Executive Officers under the Health & Well-Being Benefit Plan.

Perquisites

The Company provides each of its senior executives with a vehicle for business and personal use through the Company’s vehicle lease program or through a vehicle allowance. The Company regards this program to be of benefit in attracting and retaining a high caliber management team. This benefit is treated by the Company as taxable income to the participant to the full extent of its value, and participants, including the Named Executive Officers, are not entitled to any full or partial “gross up” payment or similar compensation relating to this tax effect.

Signing Bonuses and Agreements with Newly Hired Executives

Messrs. de Miguel and Lee commenced their employment with the Company in 2013 as presidents of the Company’s business units in the Europe and Asia Pacific regions, respectively. In addition to the base salary and incentive compensation described above, each received a one-time signing bonus upon the commencement of his employment: €250,000 (approximately $344,400 when converted into U.S. dollars) in the case of Mr. de Miguel and $75,000 in the case of Mr. Lee. With respect to Mr. de Miguel, who relocated to Germany to accept his new position, the Company further agreed to provide Company-leased housing at his assignment location, relocation costs and a monthly allowance for additional living expenses. With respect to Mr. Lee, who relocated to China to accept his new position, the Company agreed to provide Company-leased housing at his assignment location and other amounts associated with his relocation including a goods and services allowance, relocation costs and dependent tuition costs. Mr. Lee’s expatriate benefits also include tax equalization payments and tax preparation services. These signing bonuses and considerations were deemed by the Committee as appropriate means of attracting highly qualified candidates to accept key leadership positions in competitive markets for executive talent.

Stock Ownership Policy

In March 2014, the Board adopted a policy requiring that corporate officers of the Company achieve specified levels of ownership of the Company’s common stock. The required ownership levels are based on multiples of each officer’s base salary. Under the new policy, corporate officers are required to hold 50% of the net shares resulting from stock option exercises or vesting of other stock based awards until they reach their applicable stock ownership level. The policy is intended to align the interests of the Company’s key executives with the interests of stockholders by maintaining a strong link between the Company’s long-term success and the ultimate compensation of key executives. The stock ownership levels which must be achieved by the Company’s officers are as follows:

Positions	Stock Ownership Level (Multiple of Base Salary)
Chief Executive Officer	6X
Chief Operating Officer; Chief Financial Officer	3X
Regional President; General Counsel; Chief Human Resources Officer; Chief Accounting Officer	2X
Other Corporate Officers	1X

Policy Concerning Transactions Involving Company Securities

The Company has a policy applicable to all directors, officers and employees that prohibits certain transactions involving the Company’s securities, including engaging in short-term speculative transactions involving the Company’s securities including hedging transactions and buying or selling put or call options, holding the Company’s securities in a margin account, pledging the Company’s securities as collateral for a loan, or engaging in short sales of the Company’s securities.

“Say on Pay”: Advisory Votes on Executive Compensation

In 2011, the Board asked the Company’s stockholders to indicate on a non-binding, advisory basis whether they approved the Company’s executive compensation as disclosed in the 2011 proxy statement (“say on pay”). As part of its review of the Company’s executive compensation program, the Committee considered the approval by approximately 96% of the votes cast for the Company’s “say on pay” vote at the Company’s 2011 annual meeting of stockholders and determined that the Company’s executive compensation philosophy and compensation elements continued to be appropriate and did not make any specific changes to the Company’s executive compensation program in response to the 2011 “say on pay” vote.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Cooper-Standard Holdings Inc. oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and the Company’s Proxy Statement to be filed in connection with the Company’s 2014 Annual Meeting.

Compensation Committee

Kenneth L. Way

Jeffrey E. Kirt

Larry J. Jutte

Executive Compensation

Set forth below is information regarding compensation for services to the Company in all capacities of the following executive officers of the Company (the “Named Executive Officers”) during the year ended December 31, 2013: (i) our Chief Executive Officer; (ii) our Chief Financial Officer; and (iii) the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at December 31, 2013. Information is also provided with respect to Michael C. Verwilst, whose employment as Vice President, Mergers & Acquisitions of the Company ended effective February 8, 2013.

2013 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary			Bonus (3)		Stock Awards (4)		Option Awards (5)		Non-Equity Incentive Plan Compensation (6)		Change in Pension Value and Nonqualified Deferred Compensation Earnings (7)		All Other Compensation			Total
(a)	(b)	(c)			(d)		(e)		(f)		(g)		(h)		(i)			(j)

Jeffrey S. Edwards, Chairman and Chief Executive Officer	2013 2012	$ $	800,000 153,846		$ $	0 170,492	$ $	416,223 0	$ $	557,614 3,898,041	$ $	562,104 0	$ $	0 0	$ $	93,470 6,723	(8)	$ $	2,429,411 4,229,102	(14)

Keith D. Stephenson, Executive Vice President and Chief Operating Officer	2013		$586,308			$0		$224,692		$303,096		$310,914		$0		$202,698	(9)		$1,627,708	(14)
	2012		$550,000			$0		$211,500		$376,479		$507,495		$0		$279,190			$1,924,664
	2011		$500,000			$0		$0		$269,230		$980,486		$0		$606,448			$2,356,164

Allen J. Campbell, Executive Vice President and Chief Financial Officer	2013		$526,308			$0		$170,456		$229,744		$242,056		$0		$218,554	(10)		$1,387,118	(14)
	2012		$490,000			$0		$157,500		$282,891		$442,042		$282		$308,210			$1,680,925
	2011		$470,000			$0		$0		$180,177		$920,389		$0		$334,135			$1,904,701

Fernando de Miguel, Senior Vice President and President, Europe (1)	2013		$459,205	(2)		$344,404		$143,450		$203,775		$251,668		$0		$192,543	(11)		$1,595,045	(14)

Song Min Lee, Senior Vice President and President, Asia Pacific	2013		$469,231	(2)		$75,000		$135,590		$182,688		$228,355		$0		$408,343	(12)		$1,499,207	(14)

Michael C. Verwilst, Former Vice President, Mergers & Acquisitions	2013		$45,577	(2)		$0		$0		$0		$0		$0		$1,711,272	(13)		$1,756,849	(14)
	2012		$395,000			$0		$85,500		$148,890		$399,045		$876		$228,821			$1,258,132
	2011		$390,000			$0		$0		$109,763		$875,424		$0		$247,854			$1,623,041

(1)	Compensation for Mr. de Miguel (full name: Juan Fernando de Miguel Posada), a Germany-based employee, is delivered in Euro. In calculating the dollar equivalent for items that are not denominated in U.S. dollars, the Company converts compensation into dollars based on mid-market currency exchange rates in effect at year-end. For 2013, the currency conversion rate utilized equaled 1.3776141396.
(2)

The amount shown in column (c) for Mr. de Miguel represents the actual pro rata 2013 base salary received for the portion of the year from his date of hire on March 1, 2013, consistent with an annualized base pay rate for 2013 of €400,000 (or $551,046 when converted to U.S. dollars). The amount shown in column (c) for Mr. Lee represents the actual prorata 2013 base salary received for the portion of the year from his date of hire on January 15, 2013, consistent with an annualized base pay rate for 2013 of $500,000. The amount shown in column (c) for Mr. Verwilst for 2013 represents the actual prorata base salary received for the portion of the year through his February 8, 2013 separation date, consistent with an annualized base pay rate for 2013 of $395,000.
(3)	The amounts shown in column (d) represent one-time signing bonuses of: for Mr. de Miguel, €250,000 ($344,404 when converted to U.S. dollars); and for Mr. Lee, $75,000.
(4)	The amounts shown in column (e) represent the aggregate grant date fair value of restricted stock unit awards granted under the Omnibus Plan and are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Stock Compensation (“ASC Topic 718”). Assumptions used in the calculation of these amounts are included in Note 18 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
(5)	The amounts shown in column (f) represent the aggregate grant date fair value of stock option awards granted under the Omnibus Plan and are computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 18 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
(6)	The amounts shown in column (g) represent bonus payments for 2013 under the Company’s annual incentive bonus program. No payments were made under the Company’s Long-Term Incentive Plan for the performance period ending December 31, 2013, as threshold performance required for payment under this program was not reached.
(7)	The amount shown in column (h) represents for each Named Executive Officer the sum of the aggregate annualized change in the actuarial present value of accumulated benefits under all defined benefit and actuarial pension plans (qualified and non-qualified, including supplemental plans) from the plan measurement date used for financial statement reporting purposes with respect to the prior completed fiscal year to the plan measurement date used for financial statement reporting purposes with respect to the covered fiscal year. During 2013, the pension values actuarially decreased for Messrs. Stephenson, Campbell, and Verwilst by $2,265, $11,418 and $1,398, respectively.
(8)	The amount shown in column (i) for Mr. Edwards represents Company contributions under the qualified 401(k) CSA Savings Plan ($15,300) and nonqualified Supplemental Executive Retirement Plan ($72,044); the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.
(9)	The amount shown in column (i) for Mr. Stephenson represents Company contributions under the qualified 401(k) CSA Savings Plan ($17,850) and nonqualified Supplemental Executive Retirement Plan ($173,565); the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.
(10)	The amount shown in column (i) for Mr. Campbell represents Company contributions under the qualified 401(k) CSA Savings Plan ($17,850) and nonqualified defined contribution portion of the Supplemental Executive Retirement Plan ($185,503); the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.
(11)	The amount shown in column (i) for Mr. de Miguel represents Company contributions to defined contribution pension scheme ($82,657); a monthly living allowance ($65,569); relocation expenses associated with Mr. de Miguel living in Germany ($15,150); a tax gross-up associated with relocation expenses ($13,693); the cost of a Company-provided vehicle; and a monthly health insurance benefit allowance.
(12)	The amount shown in column (i) for Mr. Lee represents Company contributions under the qualified 401(k) CSA Savings Plan ($15,300) and nonqualified Supplemental Executive Retirement Plan ($33,681); the value of Company-paid costs associated with Mr. Lee’s expatriate assignment (totaling $357,467); and life insurance premiums paid by the Company. The expatriate benefits include home leave expenses representing travel expenses between South Korea and the United States, relocation costs ($101,804), a goods and services allowance ($52,231), housing costs ($28,918), the cost of a Company-provided vehicle, dependent tuition costs ($30,786) and tax preparation services. The expatriate benefits also includes payment of Korean income and social taxes and a tax gross up on U.S. federal income tax of $51,000. The expatriate benefits were valued on the basis of the aggregate incremental cost to the Company and represent the amount paid to the service provider or Mr. Lee, as applicable.
(13)	The amount shown in column (i) for Mr. Verwilst represents Company contributions under the qualified 401(k) CSA Savings Plan ($17,302) and nonqualified Supplemental Executive Retirement Plan ($58,669); life insurance premiums paid by the Company; and the amounts due Mr. Verwilst in connection with his separation from the Company pursuant to his 2009 employment agreement with the Company, as follows: a lump sum payment representing one times the sum of Mr. Verwilst’s annual base pay for 2013 plus his target annual bonus amount for the prior year ($1,303,500), a lump sum payment representing the value of two additional years of service under applicable Company pension plans ($317,606), payout of accrued and unused vacation time, and the value of continued health and medical coverage for Mr. Verwilst and his family, which amounts are described in further detail under the section entitled “Payments to Mr. Verwilst under 2009 Employment Agreement” after the “Potential Payments Upon Termination or Change in Control” table.
(14)	The percentages of total compensation in 2013 that were attributable to base salary and total bonus (the amounts identified in columns (d) and (g)) were as follows: for Mr. Edwards, base salary 32.9%, bonus 23.1%; for Mr. Stephenson, base salary 36.0%, bonus 19.1%; for Mr. Campbell, base salary 37.9%, bonus 17.5%; for Mr. de Miguel, base salary 29.3%, bonus 38.1%; for Mr. Lee, base salary 31.3%, bonus 20.2%; and for Mr. Verwilst, base salary 2.6%, bonus 0.0%.

2013 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding plan-based awards made to the Named Executive Officers during 2013.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh) (5)	Grant Date Fair value of Stock and Option Awards ($) (6)
Name	Award Type	Grant Date	Threshold	Target	Maximum
(a)		(b)	(c)	(d)	(e)	(i)	(j)	(k)	(l)

Jeffrey S. Edwards	LTIP (1)	1/1/2013	$500,000	1,000,000	$2,000,000
	Annual Bonus (2)	1/1/2012	$400,000	$800,000	$1,600,000	—	—	—	—
	Options (3)	2/15/2013	—	—	—	—	40,290	38.74	557,614
	Restricted Stock units (4)	2/15/2013	—	—	—	10,744	—	—	416,223

Keith D. Stephenson	LTIP (1)	1/1/2013	$280,250	$560,500	$1,121,000	—	—	—	—
	Annual Bonus (2)	1/1/2012	$221,250	$442,500	$885,000	—	—	—	—
	Options (3)	2/15/2013	—	—	—	—	21,900	38.74	303,096
	Restricted Stock units (4)	2/15/2013	—	—	—	5,800	—	—	224,692

Allen J. Campbell	LTIP (1)	1/1/2013	$212,000	$424,000	$848,000	—	—	—	—
	Annual Bonus (2)	1/1/2012	$172,250	$344,500	$689,000	—	—	—	—
	Options (3)	2/15/2013	—	—	—	—	16,600	38.74	229,744
	Restricted Stock units (4)	2/15/2013	—	—	—	4,400	—	—	170,456

Fernando de Miguel	LTIP (1)	1/1/2013	$183,250	$366,500	$733,000	—	—	—	—
	Annual Bonus (2)	1/1/2012	$179,090	$358,180	$716,359	—	—	—	—
	Options (3)	3/1/2013	—	—	—	—	14,300	37.75	203,775
	Restricted Stock units (4)	3/1/2013	—	—	—	3,800	—	—	143,450

Song Min Lee	LTIP (1)	1/1/2013	$168,750	$337,500	$675,000	—	—	—	—
	Annual Bonus (2)	1/1/2012	$162,500	$325,000	$650,000	—	—	—	—
	Options (3)	2/15/2013	—	—	—	—	13,200	38.74	182,688
	Restricted Stock units (4)	2/15/2013	—	—	—	3,500	—	—	135,590

Michael C. Verwilst	LTIP	—	—	—	—	—	—	—	—
	Annual Bonus	—	—	—	—	—	—	—	—
	Options	—	—	—	—	—	—	—	—
	Restricted Stock units	—	—	—	—	—	—	—	—

(1)	The LTIP awards listed represent awards granted by the Compensation Committee to the Named Executive Officers in 2013 under the Company’s Long Term Incentive Plan that will be earned based on the achievement of operating cash flow objectives in the performance period beginning January 1, 2013 and ending December 31, 2015 (“2013 LTIP Awards”). The 2013 LTIP Awards are payable in the first quarter of 2016, depending on the level of achievement of established targets and the approval of the Compensation Committee. The determination of award amounts under the Long Term Incentive Plan is described under “Long-Term Incentive Compensation” under the Executive Compensation Components section.
(2)

For 2013, the Compensation Committee approved target annual incentive awards for executive officers and, as the basis for determining the entitlement of executives to actual payment of annual incentive awards, set adjusted EBITDA performance targets (applicable to the Company as a whole) for the year in accordance with the 2013 business plan of the Company approved by the Company’s Board in December 2013. The determination of annual incentive award payments is described under “Annual Incentive Award” under the Executive Compensation Components section. The amounts set forth in footnote (5) under column (g) of the Summary Compensation Table refer to actual payments for 2013 annual incentive awards based on the achievement by the Company of adjusted EBITDA in 2013 as compared to the established targets.
(3)	Represents time-based options granted under the Omnibus Plan. The options granted cliff vest with respect to all shares covered by the options on the third anniversary of the date of grant and expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; (ii) the first anniversary of the date of the optionee’s termination of employment due to death, disability, retirement after attaining age 65 or attaining age 60 with at least 5 years of service, by the Company without cause, by the optionee for good reason, or in connection with a change in control; or (iii) 90 days following the date of the optionee’s termination of employment for cause or by the optionee without good reason.
(4)	Represents restricted stock units granted under the Omnibus Plan. These restricted stock units cliff vest on the third anniversary of the date of grant.
(5)	Represents the exercise price of options granted under the Omnibus Plan.
(6)	Represents the grant date fair value of restricted stock units and stock option awards granted under the Omnibus Plan, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 18 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

The following table sets forth information concerning outstanding equity awards held by the Named Executive Officers at December 31, 2013.

	Option Awards (1)						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock that have not vested (#)		Market Value of Shares or Units of Stock that have not vested (19)
Name (a)	(b)	(d)		(e)	(f)		(g)		(h)

Jeffrey S. Edwards	25,000	100,000	(3)	$45.00	10/15/2019	(10)	10,744	(13)	$527,638
	25,000	100,000	(3)	$52.50	10/15/2019	(10)	—		—
	0	40,290	(4)	$38.74	2/15/2023	(11)	—		—

Keith D. Stephenson	69,750	23,250	(5)	$25.52	5/27/2020	(12)	13,713	(14)	$673,445
	1,514	10,427	(6)	$25.52	5/27/2020	(12)	6,607	(15)	$324,470
	0	13,000	(7)	$46.75	3/15/2021	(11)	3,442	(16)	$169,037
	0	17,700	(8)	$45.00	3/9/2022	(11)	4,700	(17)	$230,817
	0	21,900	(4)	$38.74	2/15/2023	(11)	5,800	(13)	$284,838

Allen J. Campbell	69,750	23,250	(5)	$25.52	5/27/2020	(12)	13,713	(14)	$673,445
	1,514	10,427	(6)	$25.52	5/27/2020	(12)	6,607	(15)	$324,470
	0	8,700	(7)	$46.75	3/15/2021	(11)	3,442	(16)	$169,037
	0	13,300	(8)	$45.00	3/9/2022	(11)	3,500	(17)	$171,885
	0	16,600	(4)	$38.74	2/15/2023	(11)	4,400	(13)	$216,084

Fernando de Miguel	0	14,300	(9)	$37.75	3/1/2023	(11)	3,800	(18)	$186,618

Song Min Lee	0	13,200	(4)	$38.74	2/15/2023	(11)	3,500	(13)	$171,885

Michael C. Verwilst	—	—		—	—		—		—

(1)	All of the amounts presented in this portion of the table relate to options to purchase shares of the Company’s common stock granted to the Named Executive Officers under the Omnibus Plan (for awards granted in 2011, 2012 and 2013) and under the Management Incentive Plan (for awards granted in 2010).
(2)	Represents time-based options and options in respect of warrants, which have vested and were exercisable as of December 31, 2013.
(3)	Represents outstanding time-based options granted October 15, 2012, which have not been earned or vested and were unexercisable as of December 31, 2013, with respect to two grants of 125,000 options for Mr. Edwards. These options vest ratably over five years.
(4)	Represents outstanding time-based options granted February 15, 2013, which have not been earned or vested and were unexercisable as of December 31, 2013, with respect to the following number of granted options: for Mr. Edwards, 40,290; for Mr. Stephenson, 21,900; for Mr. Campbell, 16,600; and for Mr. Lee, 13,200. These options cliff vest on the third anniversary of the grant date.

(5)	Represents outstanding time-based options granted May 27, 2010, which have not been earned or vested and were unexercisable as of December 31, 2013, with respect to the following number of granted options: for Mr. Stephenson, 93,000; and for Mr. Campbell, 93,000. These options vest ratably over four years.
(6)	Represents outstanding options in respect of warrants granted May 27, 2010, which have not been earned or vested and were unexercisable as of December 31, 2013, with respect to the following number of granted options in respect of warrants: for Mr. Stephenson, 11,941; and for Mr. Campbell, 11,941. These options vest ratably over four years, but only in proportion and to the extent that warrants of the Company held by third parties have been exercised.
(7)	Represents outstanding time-based options granted March 15, 2011, which have not been earned or vested and were unexercisable as of December 31, 2013, with respect to the following number of granted options: for Mr. Stephenson, 13,000; and for Mr. Campbell, 8,700. These options cliff vest on the third anniversary of the grant date.
(8)	Represents outstanding time-based options granted March 9, 2012, which have not been earned or vested and were unexercisable as of December 31, 2013, with respect to the following number of granted options: for Mr. Stephenson, 17,700; and for Mr. Campbell, 13,300. These options cliff vest on the third anniversary of the grant date.
(9)	Represents outstanding time-based options granted March 1, 2013, which have not been earned or vested and were unexercisable as of December 31, 2013, with respect to a grant of 14,300 options for Mr. de Miguel. These options cliff vest on the third anniversary of the grant date.
(10)	Options listed were granted to Mr. Edwards on October 15, 2012 and expire on the earliest to occur of: (i) the seventh anniversary of the date of grant; (ii) the first anniversary of the date of the optionee’s termination of employment due to death, disability, retirement after attaining age 65 or attaining age 60 with at least 5 years of service, by the Company without cause, by the optionee for good reason, or in connection with a change in control; or (iii) 90 days following the date of the optionee’s termination of employment without good reason.
(11)	Time-based options listed expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; (ii) the first anniversary of the date of the optionee’s termination of employment due to death, disability, retirement after attaining age 65 or attaining age 60 with at least 5 years of service, by the Company without cause, by the optionee for good reason, or in connection with a change in control; or (iii) 90 days following the date of the optionee’s termination of employment without good reason.
(12)	Time-based options and options in respect of warrants listed expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; (ii) the first anniversary of the date of the optionee’s termination of employment due to death, disability, retirement at normal retirement age under the Company’s qualified retirement plan, by the Company without cause, by the optionee for good reason, or in connection with a change in control; or (iii) 90 days following the date of the optionee’s termination of employment without good reason.
(13)	Represents restricted stock units granted on February 15, 2013 under the Omnibus Plan that had not yet become vested as of December 31, 2013, with respect to the following number of restricted stock units: for Mr. Edwards, 10,744; for Mr. Stephenson, 5,800; for Mr. Campbell, 4,400; and for Mr. Lee, 3,500. These restricted stock units cliff vest on the third anniversary of the date of grant.
(14)	Represents shares of restricted common stock granted on May 27, 2010 under the Company’s Management Incentive Plan that had not yet become vested as of December 31, 2013, with respect to the following number of shares of the Company’s common stock: for Mr. Stephenson, 54,851; and for Mr. Campbell, 54,851. These shares vest ratably over four years.
(15)	Represents shares of restricted common stock in respect of warrants granted on May 27, 2010 under the Company’s Management Incentive Plan that had not yet become vested as of December 31, 2013, with respect to the following number of shares of the Company’s common stock: for Mr. Stephenson, 7,566; and for Mr. Campbell, 7,566. These shares vest ratably over four years, but only in proportion and to the extent that warrants of the Company held by third parties have been exercised.
(16)	Represents shares of restricted common stock (resulting from conversion of shares of restricted preferred stock during 2013, which were previously granted on May 27, 2010 under the Company’s Management Incentive Plan) that had not yet become vested as of December 31, 2013, with respect to the following number of granted shares of the Company’s preferred stock: for Mr. Stephenson, 3,142; and for Mr. Campbell, 3,142. These shares vest ratably over four years.
(17)	Represents restricted stock units granted on March 9, 2012 under the Omnibus Plan that had not yet become vested as of December 31, 2013, with respect to the following number of restricted stock units: for Mr. Stephenson, 4,700; and for Mr. Campbell, 3,500. These restricted stock units cliff vest on the third anniversary of the date of grant.
(18)	Represents restricted stock units granted on March 1, 2013 under the Omnibus Plan that had not yet become vested as of December 31, 2013, with respect to 3,800 restricted stock units for Mr. de Miguel. These restricted stock units cliff vest on the third anniversary of the date of grant.
(19)	The values in column (h) equal the total number of shares of stock or restricted stock units listed in column (g) for each Named Executive Officer multiplied by the value of Company common stock, as of December 31, 2013. The value of common stock as of December 31, 2013 was $49.11 per share.

2013 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning the exercise of stock options and vesting of stock for each Named Executive Officer during 2013.

	Option Awards				Stock Awards
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Name (a)	(b)		(c)		(d)		(e)

Jeffrey S. Edwards	—		—		—		—
	—		—		—		—

Keith D. Stephenson	—		—		13,712	(4)	643,916	(11)
	—		—		640	(5)	27,040	(12)
	—		—		319	(6)	14,980	(11)
	—		—		786	(7)	171,489	(11)

Allen J. Campbell	—		—		13,712	(4)	643,916	(11)
	—		—		640	(5)	27,040	(12)
	—		—		319	(6)	14,980	(11)
	—		—		786	(7)	171,489	(11)

Fernando de Miguel	—		—		—		—
	—		—		—		—

Song Min Lee	—		—		—		—
	—		—		—		—

Michael C. Verwilst	14,500	(1)	159,210	(3)	8,629	(8)	332,217	(13)
	1,621	(2)	17,799	(3)	1,036	(9)	39,886	(13)
					494	(10)	88,362	(13)

(1)	Represents shares acquired by way of an exercise of the portion of options granted on May 27, 2010 under the Company’s Management Incentive Plan which vested on February 8, 2013 upon Mr. Verwilst’s termination of employment with the Company, with respect to 58,000 granted shares for Mr. Verwilst.
(2)	Represents shares acquired by way of an exercise of the portion of options in respect of warrants granted on May 27, 2010 under the Company’s Management Incentive Plan which vested on February 8, 2013 upon Mr. Verwilst’s termination of employment with the Company, with respect to 7,448 granted shares for Mr. Verwilst.
(3)	Represents the value of the shares of common stock acquired upon exercise, which is above the exercise cost associated with acquiring the shares. Options were exercised by Mr. Verwilst on March 14, 2013, with an exercise price of $25.52, and a market value on the date of exercise of $36.50 per share.
(4)	Represents shares of common stock acquired, which are the portions of the restricted common stock awards granted on May 27, 2010 through the Company’s Management Incentive Plan that became vested on May 27, 2013, with respect to the following number of shares: for Mr. Stephenson, 54,851; and for Mr. Campbell, 54,851. These shares vest ratably over a four-year period.
(5)	Represents shares of common stock acquired, which are the portions of the restricted common stock in respect of warrant awards granted on May 27, 2010 through the Company’s Management Incentive Plan that became vested on May 2, 2013 following exercise of warrants of the Company held by third parties, with respect to the following number of shares: for Mr. Stephenson, 7,566; and for Mr. Campbell, 7,566. These shares vest ratably over a four-year period, but only in proportion and to the extent the warrants of the Company held by third parties have been exercised.
(6)	Represents shares of common stock acquired, which are the portions of the restricted common stock in respect of warrant awards granted on May 27, 2010 through the Company’s Management Incentive Plan that became vested on May 27, 2013 following exercise of warrants of the Company held by third parties, with respect to the following number of shares: for Mr. Stephenson, 7,566; and for Mr. Campbell, 7,566. These shares vest ratably over a four-year period, but only in proportion and to the extent the warrants of the Company held by third parties have been exercised.

(7)	Represents shares of preferred stock acquired, which are the portions of the restricted preferred stock awards granted on May 27, 2010 through the Company’s Management Incentive Plan that became vested on May 27, 2013, with respect to the following number of shares: for Mr. Stephenson, 3,142; and for Mr. Campbell, 3,142. These shares vest ratably over a four-year period.
(8)	Represents shares of common stock acquired by Mr. Verwilst, which are the portion of the restricted common stock award granted on May 27, 2010 through the Company’s Management Incentive Plan that became vested on February 8, 2013 upon Mr. Verwilst’s termination of employment with the Company without cause, with respect to 34,516 shares. These shares vest ratably over a four-year period, with the portion scheduled to have vested on May 27, 2013 having vested upon Mr. Verwilst’s termination of employment pursuant to the terms of the award agreement.
(9)	Represents shares of common stock acquired by Mr. Verwilst, which are the portion of the restricted common stock award granted on May 27, 2010 through the Company’s Management Incentive Plan that became vested on February 8, 2013 upon Mr. Verwilst’s termination of employment with the Company without cause following exercise of warrants of the Company held by third parties, with respect to 4,761 shares. These shares vest ratably over a four-year period, but only in proportion and to the extent the warrants of the Company held by third parties have been exercised; with a portion having vested upon Mr. Verwilst’s termination of employment pursuant to the terms of the award agreement.
(10)	Represents shares of preferred stock acquired by Mr. Verwilst, which are the portion of the restricted preferred stock award granted on May 27, 2010 through the Company’s Management Incentive Plan that became vested on February 8, 2013 upon Mr. Verwilst’s termination of employment with the Company without cause, with respect 1,977 shares. These shares vest ratably over a four-year period, with the portion scheduled to have vested on May 27, 2013 having vested upon Mr. Verwilst’s termination of employment pursuant to the terms of the award agreement.
(11)	Represents the fair market value of the shares of common and preferred stock acquired, which are the portions of the awards granted on May 27, 2010, that became vested on May 27, 2013. The fair market value of common stock on May 27, 2013 was $46.96; and the fair market value of preferred stock on May 27, 2013 was $218.18.
(12)	Represents the fair market value of the shares of common stock acquired, which are the portions of the awards granted on May 27, 2010, that became vested on May 2, 2013 following exercise of warrants of the Company held by third parties. The fair market value of common stock on May 2, 2013 was $42.25.
(13)	Represents the fair market value of the shares of common and preferred stock acquired, which are the portions of the awards granted on May 27, 2010, that became vested on February 8, 2013 upon Mr. Verwilst’s termination of employment with the Company without cause. The fair market value of common stock on February 8, 2013 was $38.50; and the fair market value of preferred stock on February 8, 2013 was $178.87.

2013 PENSION BENEFITS

The following table sets forth the actuarial present value of each Named Executive Officer’s accumulated benefit under the Cooper-Standard Automotive Inc. Salaried Retirement Plan (“CSA Retirement Plan”) as described in the narrative following this table, assuming benefits are paid at normal retirement age or the earliest retirement age at which participants receive unreduced benefits. The table also shows the number of years of credited service under each plan, computed as of the same pension plan measurement date used in the Company’s audited financial statements for the year ended December 31, 2013.

(a)	(b)	(c)	(d)	(e)
Jeffrey S. Edwards	N/A (2)	N/A	N/A	$0

Keith D. Stephenson	CSA Retirement Plan (3)	1.58	$20,887	$0

Allen J. Campbell	CSA Retirement Plan (3)	10.33	$153,942	$0

Fernando de Miguel	N/A (2)	N/A	N/A	$0

Song Min Lee	N/A (2)	N/A	N/A	$0

Michael C. Verwilst	CSA Retirement Plan (4)	5.83	$0	$78,949

(1)	Present values determined using a December 31, 2013 measurement date and reflect benefits accrued based on service and pay earned through such date. Figures are determined based on post-commencement valuation mortality (2013 Static PPA table) and commencement of benefits at age 65. The assumed discount rate as of the measurement date is 4.75%.
(2)	Mr. Edwards, who was hired in 2012, and Messrs. Lee and de Miguel, who were hired in 2013, are not eligible to participate in the CSA Retirement Plan.
(3)	Messrs. Stephenson and Campbell are covered under the CSA Retirement Plan, which was frozen January 31, 2009.
(4)	Mr. Verwilst was covered under the CSA Retirement Plan, which was frozen January 31, 2009. Mr. Verwilst terminated employment effective February 8, 2013 and the payment amount shown above reflects the actual lump sum amount paid to him upon termination.

CSA Retirement Plan

The CSA Retirement Plan is a defined benefit plan that covers all non-union employees of the Company in the United States, including certain of the Named Executive Officers. The applicable provisions of the CSA Retirement Plan for Named Executive Officers (cash balance provisions) state benefits in the form of a hypothetical account established for each participant. Prior to the freeze of the CSA Retirement Plan effective February 1, 2009 annual pay credits were added to a participant’s cash balance account at the end of each year, based on the participant’s compensation for the year and the sum of the participant’s age and service as of the beginning of that year. Subsequent to the freeze, participants continue to receive interest credits each year equal to their cash balance account value on the last day of each plan year, multiplied by an applicable interest rate for such year. The applicable interest rate is equal to the rate of interest on 30-year Treasury securities as of the third calendar month preceding the first day of the plan year.

The normal form of retirement benefit is defined as a monthly life annuity amount that is actuarially equivalent to the cash balance account projected to normal retirement age with interest credits. Other optional forms were available as well.

2013 NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth annual executive and Company contributions under the deferred compensation provisions of the Company’s non-qualified Supplemental Executive Retirement Plan (“SERP”), as well as each Named Executive Officer’s withdrawals, earnings and fiscal-year end balances in the SERP.

Name (a)	Executive Contribution in Last FY (b)	Registrant Contributions in Last FY (1) (c)	Aggregate Earnings in Last FY (d)	Aggregate Withdrawals/ Distributions (e)		Aggregate Balance at Last FYI (f)
Jeffrey S. Edwards	—	72,044	—	—		72,044
Keith D. Stephenson	—	173,565	113,048	—		1,049,265
Allen J. Campbell	—	185,503	238,344	—		1,853,089
Fernando de Miguel	—	—	—	—		—
Song Min Lee	—	33,681	—	—		33,681
Michael C. Verwilst	—	58,669	106,436	1,282,515	(2)	58,669

(1)	Amounts are included in column (i) of the Summary Compensation Table and represent nonqualified Company contributions under the SERP for the 2013 plan year.
(2)	The amount in column (e) reflects a distribution made to Mr. Verwilst following his separation from employment, pursuant to the terms of the SERP plan document and Mr. Verwilst’s Separation Agreement.

CSA Savings Plan

The Company maintains a tax-qualified 401(k) retirement savings plan (the CSA Savings Plan”) pursuant to which all U.S. non-union employees, including the Named Executive Officers, may contribute the lesser of up to 50% of their compensation or the limit prescribed by the Internal Revenue Code. The CSA Savings Plan provides a 40% fixed matching on employee contributions of up to 5% of compensation and permits additional discretionary contributions depending on Company performance. An additional non-matching employer contribution of 3% to 5% of compensation (depending on a participant’s age plus service with the Company) is also made to the plan. The Named Executive Officers’ account balances under the CSA Savings Plan are not reflected in the table above, which reflects only nonqualified benefits.

SERP

The benefits provided under the SERP fall into three categories:

•	For Messrs. Edwards, de Miguel and Lee (participants hired after January 1, 2011), the SERP provides a benefit equal to one and one-half times the percentage of Company contributions actually credited to the participant’s account under the CSA Savings Plan, multiplied by the participant’s compensation (without regard to qualified plan limits prescribed by the Internal Revenue Code), but offset by the amount of Company contributions made for such participant under the CSA Savings Plan.

•	For Messrs. Stephenson and Campbell (participants as of January 1, 2011), the SERP provides a benefit equal to a multiple of between two and three times the percentage of Company contributions actually credited to the participant’s account under the CSA Savings Plan, multiplied by the participant’s compensation (without regard to qualified plan limits prescribed by the Internal Revenue Code), but offset by the amount of Company contributions made for such participant under the CSA Savings Plan. In addition, the SERP provides such participants with an opening account balance under the SERP equal to the lump sum value of their account balance benefit, including their cash balance benefit, that had accrued under the Supplementary Benefit Plan as of December 31, 2010.

Under the SERP, benefits are payable after a period of six months from the date of termination. Benefits vest under the SERP at the same time participants vest in Company contributions under the CSA Savings Plan (generally after 2 years of service). Accounts under the SERP are generally credited with investment returns based hypothetical investments elected by the participants. The current investment alternatives available under the SERP are the same as those available under the CSA Savings Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Certain of the Named Executive Officers (Messrs. Stephenson, Campbell, de Miguel and Verwilst) entered into employment agreements with the Company which specifically provide for certain benefits upon termination of employment, including termination following a change in control. Messrs. Edwards and Lee each signed letter agreements upon the commencement of their employment with the Company that do not specifically provide for benefits upon termination of employment, but which confirm that these Named Executive Officers are covered by the Cooper-Standard Automotive Inc. Executive Severance Pay Plan (the “Severance Plan”) which provides for benefits upon termination of employment for officers of the Company who are not parties to employment agreements that provide for such benefits.

The table below shows estimates of the value of compensation that would be payable to each Named Executive Officer, other than Mr. Verwilst, upon termination of employment with the Company under certain circumstances. As indicated in the table, compensation upon termination of employment varies depending on the circumstances of the termination and whether or not it occurred following a change in control. Amounts presented in the table are calculated as if the employment of the executive terminated effective December 31, 2013. Payments due to any one of the Named Executive Officers upon actual termination of employment can only be determined at the time of termination. There can be no assurance that an actual termination or change in control would produce the same or similar results as those described below if it were to occur on any other date or if the actual circumstances at the time of termination were different. The amounts reported below for Mr. Verwilst represent the amounts he actually received or will receive in connection with his February 2013 separation.

Amounts accrued under the normal terms of our pension and deferred compensation plans are not included in this table. Information concerning pension benefits and deferred compensation disclosures is presented under “Pension Benefits,” and “Nonqualified Deferred Compensation.” Similarly, information concerning vested equity awards is not included in the table and is presented under “Outstanding Equity Awards at Fiscal Year End.”

Name	Severance Payment (1)	Pension Enhancement (2)	Health/Life (3)	Outplacement Services (4)	Accelerated Vesting of Equity Awards (5)	Gross Up (6)	Totals

Jeffrey S. Edwards
• Change in Control Without Termination	—	—	—	—	$678,223	—	$678,223
• Termination Without Cause or Resignation for Good Reason, After Change in Control	$2,179,168	$0	$12,783	$50,000	$1,356,445	($416,134)	$3,182,262
• Termination Without Cause or Resignation for Good Reason, with no Change in Control	$1,940,984	$0	$12,783	$50,000	$153,714	N/A	$2,157,481
• Termination for Cause or Resignation Without Good Reason	—	—	—	—	—	N/A	—
• Termination due to Death	$238,636	$0	—	—	$153,714	N/A	$392,350
• Termination due to Disability	$238,636	$0	—	—	$153,714	N/A	$392,350

Allen J. Campbell
• Change in Control Without Termination	—	—	—	—	$1,298,343	—	$1,298,343
• Termination Without Cause or Resignation for Good Reason, After Change in Control	$2,327,578	$431,908	$539,323	$50,000	$2,596,686	—	$5,945,494
• Termination Without Cause or Resignation for Good Reason, with no Change in Control	$1,697,000	$423,117	$35,351	—	$166,866	N/A	$2,322,334
• Termination for Cause or Resignation Without Good Reason	—	—	—	—	—	N/A	—
• Termination due to Death	$101,182	—	—	—	$166,866	N/A	$268,048
• Termination due to Disability	$101,182	—	—	—	$166,866	N/A	$268,048

Name	Severance Payment (1)	Pension Enhancement (2)	Health/Life (3)	Outplacement Services (4)	Accelerated Vesting of Equity Awards (5)	Gross Up (6)	Totals

Keith D. Stephenson
• Change in Control Without Termination	—	—	—	—	$1,403,782	—	$1,403,782
• Termination Without Cause or Resignation for Good Reason, After Change in Control	$2,727,957	$382,622	$563,886	$50,000	$2,807,565	$1,709,377	$8,241,406
• Termination Without Cause or Resignation for Good Reason, with no Change in Control	$2,005,000	$382,622	$24,390	—	$222,524	N/A	$2,634,536
• Termination for Cause or Resignation Without Good Reason	—	—	—	—	—	N/A	—
• Termination due to Death	$133,756	—	—	—	$222,524	N/A	$356,280
• Termination due to Disability	$133,756	—	—	—	$222,524	N/A	$356,280

Fernando de Miguel (7)
• Change in Control Without Termination	—	—	—	—	$174,533	—	$174,533
• Termination Without Cause or Resignation for Good Reason, After Change in Control	$973,069	$123,985	$26,427	—	$349,066	—	$1,472,547
• Termination Without Cause or Resignation for Good Reason, with no Change in Control	$973,069	$123,985	$26,427	—	$51,980	N/A	$1,175,461
• Termination for Cause or Resignation Without Good Reason	—	—	—	—	—	N/A	—
• Termination due to Death	$87,460	—	—	—	$51,980	N/A	$139,440
• Termination due to Disability	$87,460	—	—	—	$51,980	N/A	$139,440

Song Min Lee
• Change in Control Without Termination	—	—	—	—	$154,385	—	$154,385
• Termination Without Cause or Resignation for Good Reason, After Change in Control	$1,076,762	$0	$39,033	$50,000	$308,769	$0	$1,474,564
• Termination Without Cause or Resignation for Good Reason, with no Change in Control	$750,000	$0	$39,033	$50,000	$50,074	N/A	$889,107
• Termination for Cause or Resignation Without Good Reason	—	—	—	—	—	N/A	—
• Termination due to Death	$80,540	—	—	—	$50,074	N/A	$130,614
• Termination due to Disability	$80,540	—	—	—	$50,074	N/A	$130,614

Michael C. Verwilst
• Change in Control Without Termination	—	—	—	—	—	—	—
• Termination Without Cause or Resignation for Good Reason, After Change in Control	—	—	—	—	—	—	—
• Termination Without Cause or Resignation for Good Reason, with no Change in Control	$1,303,500	$317,606	$39,286	—	$28,632	N/A	$1,689,024
• Termination for Cause or Resignation Without Good Reason	—	—	—	—	—	N/A	—
• Termination due to Death	$0	—	—	—	—	N/A	—
• Termination due to Disability	$0	—	—	—	—	N/A	—

(1)	Cash severance is generally paid in a lump sum at termination. Cash severance amounts estimated above are based on providing executives with prorated outstanding incentive awards and a multiple of the sum of (i) their annual base rate of salary at date of termination plus (ii) their target annual bonus for the year prior to termination, with such multiple equal to two (2) for Messrs. Campbell, Stephenson, and Verwilst. If the termination occurs following a change of control, Messrs. Campbell and Stephenson’s cash severance is increased by one additional year’s base salary. Further description of the terms applicable to cash severance payments is included under ‘‘Terms Applicable to Payments Upon Termination of Employment’’. Pursuant to the Severance Plan, Mr. Edwards’ and Mr. Lee’s cash severance for termination without cause prior to a change of control is two times for Mr. Edwards and one and a half times for Mr. Lee the sum of (i) their annual base rate of salary at date of termination plus (ii) their target annual bonus for the year prior to termination, plus the prorated annual incentive award based on actual performance for the year of termination; for termination without cause after a change of control, Mr. Edwards’ and Mr. Lee’s cash severance is two times the sum of (i) their annual base rate of salary at date of termination plus (ii) their target annual bonus for the year prior to termination, plus the prorated target annual incentive for the year of termination; for disclosure purposes we have only reported the incremental value by which the target annual incentive exceeds the actual annual incentive, if any. For Mr. de Miguel, cash severance for termination without cause, pursuant to his employment agreement, is 18 months of base salary, housing costs, and living allowance. Mr. Verwilst terminated on February 8, 2013 under the category “Resignation with Good Reason” and was therefore not entitled to any additional termination benefits as of December 31, 2013.
(2)	Messrs. Stephenson and Campbell are (and Mr. Verwilst was) entitled to receive a lump sum amount equal to the contribution they would have received under the CSA Savings Plan had they continued working for 24 months and is determined based on pay credited at the highest pensionable compensation during any calendar year for the five years immediately preceding the year in which the date of termination occurs under change in control and pay credited in the year prior to termination without change in control. This includes the case of termination either by Cooper Standard without cause or by the employee for good reason with or without a change in control. Messrs. Edwards and Lee are not entitled to any additional benefit from the CSA Savings Plan. Upon termination without cause or by the employee for good reason with or without a change in control, Mr. de Miguel is entitled to the contributions he would have received per his Service Contract had he continued to work for 18 months.
(3)	Health and life insurance benefits are continued for the Named Executive Officers and their covered dependents after termination of employment under certain circumstances. In such cases, the commitment is generally to provide for coverage for these benefits in a manner such that (i) benefits provided are substantially similar to those at termination and (ii) recipients of such benefits will not pay higher share of cost for such benefits than had been required prior to termination of employment based on elections in place at that time. Further description of the terms applicable to health and life insurance benefits is included under ‘‘Terms Applicable to Payments Upon Termination of Employment”. For Mr. de Miguel, upon termination without cause or by the employee for good reason with or without change in control, he is entitled to continue to receive his health and life allowances for 18 months.
(4)	Upon termination without cause (or resignation for good reason) after a change of control, all Named Executive officers are entitled to payment of the cost of outplacement services in an amount equal to the lesser of 15% of annual base salary at the time of termination, or $50,000. Pursuant to the Severance Plan, Mr. Edwards and Mr. Lee are also entitled to payment of the cost of outplacement services in an amount equal to the lesser of 15% of annual base salary at the time of termination, or $50,000 upon termination without cause (or resignation for good reason) prior to a change of control. In connection with his separation, Mr. Verwilst was not eligible for this benefit.
(5)	Represents effect of accelerated vesting related to time-based restricted stock, time-based stock options, restricted stock in respect of warrants, and stock options in respect of warrants. In the event of a change in control without termination, 50% of outstanding and unvested time-based restricted stock, time-based preferred stock, time-based stock options, restricted stock in respect of warrants, and stock options in respect of warrants become fully vested and exercisable, and the remaining 50% are subject to continued vesting restrictions. In the event of a change in control with termination within two years of the change in control, 100% of the time-based restricted stock, time-based preferred stock, time-based stock options, restricted stock in respect of warrants, and stock options in respect of warrants become fully vested and exercisable. For restricted stock units granted in March 2012 and February 2013 (March 2013 for Mr. de Miguel), upon termination without cause (or resignation for good reason) prior to a change in control, death, or disability, a prorated portion equal to (x) the total number of shares multiplied by (y) a fraction, the numerator of which is the number of the executive’s days of employment from the date of grant through the date of termination and the denominator of which is 1,095 days shall be deemed vested.
(6)

Upon a change of control of the Company each executive may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. Pursuant to the executive’s employment agreement and/or the Severance Plan, the Company has agreed to reimburse the executive for all excise taxes that are imposed on the executive pursuant to Section 280G and any income and excise taxes that are payable by the executive as a result of this reimbursement. These amounts assume that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the non-competition covenants included in the agreement. Upon the actual occurrence of a change of control, amounts will be discounted to the extent the Company can demonstrate by clear and convincing evidence that the non-competition covenants included in the agreement substantially constrains the executive’s ability to perform services and there is a reasonable likelihood that the non-competition covenants will be enforced against the individual. Pursuant to the Severance Plan, Mr. Edwards and Mr. Lee will receive the treatment that provides the best after-tax benefit (taking into account the applicable federal, state, and local income taxes and the excise tax) between (i) total payments being delivered in full, or (ii) total payments cutback to such amount so that no portion of such total payments would be subject to the excise tax. As of December 31, 2013, Mr. Edwards would receive the best after-tax benefit if his benefits were cutback to safe harbor as reflected in the table. Mr. Verwilst terminated on February 8, 2013 under the category “Resignation with Good Reason” and was therefore not entitled to any additional termination benefits as of December 31, 2013.
(7)	Values for Mr. de Miguel have been converted to U.S. Dollars from EUROS using a conversion factor of 1.3776141396 as of December 31, 2013.

Terms Applicable to Payments Upon Termination of Employment

As indicated above, three of the Named Executive Officers (four including Mr. Verwilst) have entered into employment agreements with the Company which specifically provide for certain benefits upon termination of their employment under various circumstances. The terms applicable to payments upon termination of employment with respect to the other two Named Executive Officers are governed by the Severance Plan.

Named Executive Officers with Employment Agreements Entered into in 2009

The Company’s employment agreements with Messrs. Stephenson, Campbell and Verwilst had an initial term ending December 31, 2009. These agreements provide for successive one-year extension periods thereafter unless the Company or Named Executive Officer provides a notice of termination at least 60 days prior to the end of any term. Mr. Verwilst’s employment with the Company terminated effective February 8, 2013. Messrs. Stephenson and Campbell (the “Named Executive Officers under Contract”) remain employed by the Company. Under the agreements, each of the Named Executive Officers under Contract is paid an annual base salary. Mr. Stephenson’s annual base salary is currently $590,000 and Mr. Campbell’s annual base salary is currently $530,000. The agreements provide that the Compensation Committee may increase the base salary from time to time, based upon the recommendation of the Chief Executive Officer. The agreements also provide that the Named Executive Officers under Contract are entitled to participate in such annual and long term incentive compensation programs and benefit plans and programs as are generally provided to senior executives.

•	Termination of Employment Prior to a Change of Control

If a Named Executive Officer under Contract terminates employment for “Good Reason” or the Company terminates his employment without “Cause,” as those terms are defined in the agreement and described below, and in each case prior to a change of control of the Company, then the Company will pay or provide to the Named Executive Officer under Contract: (i) his accrued but unpaid salary, annual and long term incentive compensation amounts; (ii) a pro rata payment of any annual incentive compensation amounts for which the performance period has not ended; (iii) a lump sum payment equal to the sum of the executive’s current annual base salary plus his annual target bonus amount for the year preceding the year of his termination, multiplied by two; (iv) a lump sum payment equal to the value of two additional years of Company contributions under the Company’s qualified and nonqualified defined contribution retirement plans, assuming the executive’s compensation under such plans for such period was the same as the compensation paid to him during the year preceding his termination of employment; and (v) two years of continued coverage under the life and health plans sponsored by the Company at the same cost to the executive as is being charged to active employees.

Termination for “Cause” under the employment agreements of these executives means termination for any of the following reasons: (i) the executive’s willful failure to perform duties or directives which is not cured following written notice; (ii) the executive’s commission of a felony or crime involving moral turpitude; (iii) the executive’s willful malfeasance or misconduct which is demonstrably injurious to the Company; or (iv) material breach by the executive of the non-competition, non-solicitation or confidentiality provisions of the agreement.

Termination of employment by the Named Executive Officers under Contract for “Good Reason” means termination following any of the following: (i) a substantial diminution in the executive’s position or duties, adverse change in reporting lines, or assignment of duties materially inconsistent with the executive’s position; (ii) any reduction in the executive’s base salary or annual bonus opportunity; (iii) any reduction in the executive’s long term cash incentive compensation opportunities, other than reductions generally affecting other senior executives participating in the applicable long term incentive compensation programs or arrangements; (iv) the failure of the Company to pay the executive any compensation or benefits when due; (v) relocation of the executive’s principal place of work in excess of 50 miles from the executive’s current principal place of work; or (vi) any material breach by the Company of the terms of the Agreement; in each case if the Company fails to cure such event within 10 calendar days after receipt from the executive of written notice of the event which constitutes Good Reason.

If a Named Executive Officer under Contract’s employment terminates due to disability or death, then he is entitled to a pro rata payment of the target amounts payable under any annual and long term incentive compensation awards then in effect. In the event of any other termination of employment, no amounts are payable under the agreement.

If the Company elects not to extend the Named Executive Officer under Contract’s employment agreement for any year after expiration of the initial term, then the Named Executive Officer will be treated as if he were terminated by the Company without

Cause and entitled to the severance pay and other benefits described above, except that such pay and benefits will not be paid until his actual termination of employment and if his actual termination occurs between ages 64 and 65, his severance multiplier is reduced to one, and if after age 65, the executive will not be entitled to any severance payment or other benefits under the agreement.

In exchange for the benefits provided under their agreements, the Named Executive Officers under Contract have agreed not to compete with the Company or solicit or interfere with any Company employee or customer for a two-year period following termination of employment, and not to disclose confidential and proprietary Company information. The Named Executive Officers under Contract are also required to execute a release of all claims against the Company as a condition to receiving the severance payment and benefits, if applicable.

•	Termination of Employment Following a Change of Control

If the Named Executive Officers under Contract are terminated following a change of control of the Company, then in lieu of the severance payments and benefits described above, the executives are entitled to the severance pay and benefits provided under the Company’s Change of Control Severance Pay Plan (the “Old CoC Plan”), which is an addendum to and part of their employment agreements. The Old CoC Plan covers only executives specifically designated therein, including the Named Executive Officers under Contract, all of whom entered into employment agreements with the Company in or before 2009. The Company does not intend to apply the Old CoC Plan to any other executives in the future. Under the Old CoC Plan, if within two years following a “Change of Control” of the Company as defined in the plan and described below, a Named Executive Officer under Contract is terminated by the Company (or its successor in the change of control transaction) without “Cause” as defined in the plan and described below, or terminates his employment for certain reasons, then the Company (or its successor) will pay or provide to the Named Executive Officer under Contract: (i) an amount equal to one year of his annual base salary; (ii) a pro rata payment of any annual and long term incentive compensation amounts for which the performance periods have not ended; (iii) a lump sum payment equal to two times his current annual base salary plus his annual target bonus amount (for the year preceding the year of the change of control); (iv) a lump sum payment equal to the value of two additional years of Company contributions under the Company’s qualified and nonqualified defined contribution retirement plans, assuming the executive’s compensation under such plans for such period was the same as the compensation paid to him during the year preceding his termination of employment; (v) two years of continued coverage under the life and health plans sponsored by the Company and in which the executive was covered immediately prior to his termination; (vi) medical and life insurance coverage for the Named Executive Officer under Contract and his spouse for their lifetimes, and for his dependent children until they cease to qualify as dependents, at the same cost as was being charged to the Named Executive Officer under Contract immediately prior to the change of control; and (vii) outplacement services for up to two calendar years following the year of termination, not to exceed a cost equal to the lesser of 15% of the executive’s annual base pay or $50,000. If, during the first 24 months of life and medical benefit continuation, the Company is unable to provide what are otherwise intended to be non-taxable benefits to the Named Executive Officer and his covered family members on a tax-free basis, then the Company will make an additional payment to the Named Executive Officer under Contract to reimburse him for the taxes due on such benefits.

A “Change of Control” under the Old CoC Plan means the occurrence of any of the following events: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than certain permitted entities affiliated with the Company or (ii) any person or group, other than such permitted entities, becomes the “beneficial owner” (as defined in Rules 13d-3 and l3d-5 under the Exchange Act), directly or indirectly, of greater than or equal to 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise. A transaction or series of transactions that would otherwise not constitute a Change of Control is treated as a Change of Control for purposes of the Named Executive Officer under Contract’s entitlements under the Old CoC Plan if clause (i), above, is satisfied in respect of the business or division in which such executive is principally engaged.

Termination for “Cause” under the Old CoC Plan means termination for any of the following reasons: (i) any act or omission of the executive constituting a material breach of any of his significant obligations or agreements with the Company or continued failure or refusal to adequately perform the duties reasonably required of him which is materially injurious to the Company and is not corrected within thirty (30) days of notice to him thereof by the Company’s board of directors; (ii) the conviction for a felony or the conviction for or finding by civil verdict of the commission by the executive of a dishonest act or common law fraud against the Company; or (iii) any other willful act or omission which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company which is not corrected after notification by the Board of any such act or omission. The circumstances that constitute reasons under the Old CoC Plan for which a Named Executive Officer under Contract may terminate his employment and be entitled to severance benefits as if he was terminated without Cause are as follows: (i) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position held by the executive immediately prior to the Change in Control, (ii) a reduction in the executive’s base salary or opportunities for incentive compensation under applicable Company plans and programs, (iii) the termination or denial of the executive’s rights to employee benefits or a reduction in the scope or aggregate value thereof, (iv) any material breach of its obligations under the plan by the Company or any successor, or (v) a requirement by the Company that the executive move his principal work location more than 50 miles; in each case, other than under the above clause (v), unless remedied by the Company within ten calendar days following notice from the executive of such circumstances.

The Old CoC Plan also provides that if any payment or the amount of benefits due under the plan or otherwise would be considered an excess parachute payment that subjects the Named Executive Officer under Contract to excise tax under Internal Revenue Code Section 4999, then the Company will make an additional “gross-up” payment to the Named Executive Officer under Contract to reimburse him for such taxes (and any taxes due on the gross-up payment).

In exchange for the benefits provided under the Old CoC Plan, the Named Executive Officers under Contract must agree not to compete with the Company and not to solicit or interfere with any Company employee or customer for a two-year period after his termination of employment, and agree not to disclose confidential and proprietary Company information. Each Named Executive Officer under Contact is also required to execute a release of all claims against the Company as a condition to receiving the severance payment and benefits.

Termination of Mr. Verwilst’s Employment

On February 8, 2013, the employment of Mr. Verwilst was terminated for “Good Reason” pursuant to his employment agreement, which had the same provisions as those applicable to the Named Officers under Contract. Mr. Verwilst therefore became entitled to the benefits described above as payable by the Company upon termination for Good Reason, as follows: (a) a lump sum payment of $1,303,500 payable on August 9, 2013 or within fourteen days thereafter which represents the sum of his annual base salary at the time of his termination plus his annual target bonus amount for the year preceding the year of his termination, multiplied by two; (b) a lump sum payment of $317,606 payable on August 9, 2013 or within fourteen days thereafter which represents the value of two additional years of Company contributions to his account under the Company’s qualified and nonqualified defined contribution retirement plans, assuming his compensation under such plans for such period was the same as the compensation paid to him in 2012; and (c) two years of continued coverage under the life and health plans sponsored by the Company at the same cost to the executive as is being charged to active employees, valued at approximately $40,794.

Named Executive Officers Covered by the Severance Plan

The Severance Plan, adopted in 2011, applies to officers of the Company, including certain of the Named Executive Officers (currently Messrs. Edwards and Lee, the “Covered Named Executive Officers”) who are not covered by employment agreements that specifically provide for benefits upon termination of employment. Under the Severance Plan, if a Named Executive Officer without an employment agreement providing severance benefits is terminated by the Company without “Cause,” as the term is defined in the Severance Plan and described below, prior to a change of control of the Company, then the Company will pay or provide to the Covered Named Executive Officer the following:

•	In the case of Mr. Edwards, as Chief Executive Officer of the Company, the sum of his base salary and target annual bonus multiplied by two; in the case of Mr. Lee (and other executive officers of the Company) the sum of his base salary and target annual bonus multiplied by one and one-half;

•	A pro rata portion of the Covered Named Executive Officer’s annual cash incentive compensation award for the year in which the termination occurs, based on actual performance;

•	Continued health insurance coverage at the active employee rate for 18 months following the termination; and

•	Outplacement services.

If either of the Covered Named Executive Officers terminates employment for “Good Reason,” as the term is defined in the Severance Plan and described below, or is terminated by the Company without Cause during the two-year period following a change of control of the Company, then the Company will pay or provide to the Covered Executive Officer the following:

•	The sum of the Covered Executive Officer’s base salary and target annual bonus, multiplied by two;

•	A pro rata portion of the Covered Executive Officer’s annual cash incentive compensation award for the year in which the termination occurs, based on target performance;

•	Continued health insurance coverage at active employee rates for 18 months following the termination; and

•	Outplacement services.

Termination for “Cause” under the Severance Plan means termination for any of the following reasons: (i) the executive’s material breach of his or her significant obligations to, or agreements with, the Company or its affiliates, if the breach is or may be materially injurious to the Company or its affiliates (and is not cured within 30 days of notice); (ii) the executive’s commission of and indictment for a felony, or certain other criminal or civil verdicts against the executive; or (iii) any other willful act or omission which is or may be materially injurious to the financial condition or business reputation of, or otherwise is or may be materially injurious to, the Company or its affiliates (and that is not cured within 30 days of notice).

Termination by an executive for “Good Reason” under the Severance Plan means termination during the two-year period following a change of control of the Company after any of the following: (i) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties compared to immediately prior to the change of control (subject to cure within 30 days of notice); (ii) a reduction in base pay or opportunities for incentive compensation other than a reduction that is applied generally to other executives in a similar manner (subject to cure within 30 days of notice); or (iii) a requirement that the executive change his or her principal location of work by more than 50 miles.

In exchange for these benefits, the Covered Named Executive Officers would be required to agree to (i) non-competition and non-solicitation provisions for the period represented by the applicable severance multiple, (ii) confidentiality and non-disparagement provisions and (iii) a release of claims.

A “Change of Control” under the Severance Plan means the occurrence of any of the following events: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than certain permitted entities affiliated with the Company or (ii) any person or group, other than such permitted entities, becomes the “beneficial owner” (as defined in Rules 13d-3 and l3d-5 under the Exchange Act), directly or indirectly, of greater than or equal to 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise. A transaction or series of transactions that would otherwise not constitute a Change of Control is treated as a Change of Control for purposes of the Covered Named Executive Officer’s entitlements under the plan if clause (i) above is satisfied in respect of the business or division in which such executive is principally engaged.

The Severance Plan also provides that if any payment or the amount of benefits due under the plan or otherwise would be considered an excess parachute payment that subjects the Covered Named Executive Officer to excise tax under Internal Revenue Code Section 4999, then the benefits will either be delivered in full or delivered in an amount such that no portion of the benefits would be subject to the excise tax, whichever would result in the receipt by the executive of the greatest benefit on an after-tax basis.

If a Covered Named Executive Officer’s employment is terminated for any other reason, then no amounts are payable under the Severance Plan.

Director Compensation

Summary of Compensation

Members of the Board of Directors who are not employees of the Company are compensated with a base director fee in the amount of $80,000 per year and, if they serve as chair of a committee of the Board of Directors, an additional fee of $10,000 per year. The Company’s Lead Director receives an additional fee of $15,000 per year, less any amount the Lead Director may receive in fees as chair of a committee of the Board. The base director fee, which was $75,000 during 2013, was increased in 2014 following review by the Governance Committee and Board of benchmarking data provided by Cook & Co. Our directors who are not employees of the Company are also eligible to receive equity grants under the Company’s 2011 Omnibus Incentive Plan. In 2013, the value of the equity awards granted to non-employee directors were designed to be approximately equal in value to the annual base director fee.

The following table sets forth information regarding the compensation received by each of the Company’s non-employee directors during the year ended December 31, 2013.

Name (a)	Fees Earned or Paid in Cash (b)		Stock Awards(6) (c)	Option Awards (d)	All Other Compensation (g)		Total (h)

Orlando A. Bustos (7)	$43,347	(1)	$76,666	$—	$8,705	(8)	$147,468
Larry J. Jutte (7)	$75,000	(2)	$76,666	$—	$—		$151,666
Jeffrey E. Kirt (7)	$75,000	(2)	$76,666	$—	$—		$151,666
David J. Mastrocola (7)	$90,000	(3)	$76,666	$—	$—		$166,666
Stephen A. Van Oss (7)	$85,000	(4)	$76,666	$—	$—		$161,666
Kenneth L. Way (7)	$85,000	(5)	$76,666	$—	$—		$161,666

(1)	Represents $43,347 for the outside director fee paid to Mr. Bustos. Mr. Bustos resigned from the Board of Directors in July of 2013.
(2)	Represents $75,000 for the outside director fee paid to Messrs. Jutte and Kirt. Mr. Kirt’s director fee was paid to Oak Hill Advisors, LP.
(3)	Represents $75,000 for Mr. Mastrocola’s outside director fee and $15,000 for his services as chairman of the Governance Committee and Lead Director.
(4)	Represents $75,000 for Mr. Van Oss’s outside director fee and $10,000 for his service as chairman of the Audit Committee.
(5)	Represents $75,000 for Mr. Way’s outside director fee and $10,000 for his service as chairman of the Compensation Committee.
(6)	The amount shown in column (c) represents the grant date fair value of 1,785 restricted stock units granted to non-employee directors under the Company’s 2011 Omnibus Incentive Plan.
(7)	As of December 31, 2013, the Company’s non-employee directors had equity awards outstanding, as follows: for each of Messrs. Jutte, Mastrocola, Van Oss and Way, options to purchase 9,731 shares of the Company’s common stock at an exercise price of $25.52 per share and 1,785 restricted stock units; for Mr. Kirt, 1,785 restricted stock units.
(8)	The amount shown in column (g) represents reimbursement of expenses incurred due to Company administrative error.

Stock Ownership Policy for Non-Employee Directors

In March 2014, the Board adopted a policy requiring that non-employee directors of the Company achieve a level of ownership of the Company’s common stock equal to five times their base annual director fee. Under the new policy, non-employee directors are required to hold 75% of the net shares resulting from stock option exercises or vesting of other stock based awards until they reach their applicable stock ownership level. The policy is intended to align the interests of the Company’s non-employee directors with the interests of stockholders by maintaining a strong link between the Company’s long-term success and the ultimate compensation of non-employee directors.

Certain Relationships and Related Person Transactions

Related Person Transactions

The Company does not have a formal policy specifically relating to the review or approval of transactions with related persons in excess of $120,000 as defined under Item 404(a) of Regulation S-K. Our Code of Business Conduct and Ethics prohibits our directors, officers, employees and associates from participating in transactions involving conflicts of interest and requires disclosure of any potential conflicts of interest. In the case of our directors or the Chief Executive Officer, such disclosures are made to the Audit Committee of the Board of Directors. Other employees disclose such matters to the Company’s Corporate Responsibility Committee.

There have been no related person transactions as defined under Item 404(a) of Regulation S-K since January 1, 2013.

Fees and Services of Independent Registered Public Accounting Firm

During 2013 and 2012, we retained Ernst & Young LLP as the Company’s independent registered public accounting firm to provide services in the following categories and amounts (dollar amounts in thousands):

	2013	2012
Audit fees (1)	$3,176	$2,789
Audit-related fees (2)	601	65
Tax fees (3)	672	982
All other fees	—	—

(1)	Audit fees include services related to the annual audit of our consolidated financial statements, the audit of our internal controls over financial reporting, the reviews of our Quarterly Reports on Form 10-Q, international statutory audits and other services that are normally provided by the independent accountants in connection with our regulatory filings.
(2)	Audit related fees include services related to the audits of our employee benefit plans and due diligence in connection with acquisitions and divestitures.
(3)	Tax fees include services related to tax compliance, tax advice, and tax planning.

The Audit Committee has considered whether the provision of services described under the line item “Tax fees” is compatible with maintaining Ernst & Young LLP’s independence. In light of the nature of work performed and amount of the fees paid to Ernst & Young LLP for those services, the Audit Committee concluded that the provision of such services is compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee has adopted procedures for pre-approving audit and non-audit services provided by Ernst & Young LLP. The Audit Committee is required to pre-approve all services Ernst & Young LLP provides to the Company. All services provided are to conform with SEC and Public Company Accounting Oversight Board permitted services guidelines. All fee and billing arrangements are reviewed with management of the Company prior to the commencement of services. Ernst & Young LLP regularly reports to the Audit Committee on services performed and to be performed by it with respect to which pre-approval is required. All of the audit, audit-related and tax services performed by Ernst & Young LLP were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management the Company’s 2013 audited financial statements. The committee has discussed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, the matters required to be discussed by Auditing Standard No. 16, as amended, including their evaluation of, and conclusions about, the qualitative aspects of the significant accounting principles and practices applied in the Company’s financial reporting. The committee has received from the independent registered public accounting firm written disclosures and a letter as required by the applicable requirements of the Public Company Accounting Oversight Board and discussed with the independent registered public accounting firm its independence from management and the Company. In considering the independence of the Company’s independent registered public accounting firm, the committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described above.

In reliance on the review and discussions described above, the committee recommended to the Board of Directors that the year-end audited financial statements be included in the Company’s 2013 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee

Stephen A. Van Oss

Kenneth L. Way

Jeffrey E. Kirt

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of the common stock of the Company, to file with the SEC and the NYSE reports of ownership of Company securities and changes in reported ownership. Officers, directors and greater than ten percent stockholders are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of copies of such reports received by the Company, we believe that during 2013 our officers, directors and greater than ten percent stockholders complied with their Section 16(a) filing requirements except as follows: each of Allen Campbell, Keith Stephenson, Timothy Hefferon and Helen Yantz did not timely file a Form 4 to disclose the conversion at the election of the Company of preferred shares to common stock due to an administrative error. The required reports were promptly filed when the failure to timely file was discovered.

Submitting Stockholder Proposals and Nominations for the 2015 Annual Meeting

Proposals received from stockholders will be given careful consideration by the Company. Any proposal should be directed to the attention of the Company’s Secretary at 39550 Orchard Hill Place, Novi, Michigan 48375. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2015 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act if they are received by the Company on or before December 9, 2014. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be delivered to the Company’s Secretary at the Company’s principal offices not later than the last date for submission of stockholder proposals under the Company’s By-Laws. In order for a proposal to be “timely” under the Company’s By-Laws, it must be received not less than 90 days (February 7, 2015) nor more than 120 days (January 8, 2015) prior to the first anniversary of the date of the 2014 Annual Meeting (May 8, 2015); provided, however, that in the event that the date of the 2015 Annual Meeting is advanced or delayed by more than 30 days earlier or more than 60 days later than such anniversary date, notice by stockholders to be timely must be received not earlier than the 120th day prior to the date of the 2015 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2015 Annual Meeting or the 10th day following the day on which disclosure of the date of the 2015 Annual Meeting is made.

Additional Information

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by phone at (248) 596-5900 or by sending a written request to the Company at 39550 Orchard Hill Place, Novi, Michigan 48375, Attention: Secretary. If your household has received multiple copies of proxy statements and annual reports, you can request the delivery of single copies in the future by notifying the Company as listed above.

Discretionary Voting of Proxies on Other Matters

The Company’s management does not currently intend to bring any proposals to the Annual Meeting other than the election of directors, advisory vote to approve executive compensation, and ratification of the appointment of the Company’s independent registered accounting firm and does not expect any stockholder proposals. If new proposals requiring a vote of the stockholders are brought before the meeting in a proper manner, the persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

By order of the Board of Directors

Aleksandra A. Miziolek

Senior Vice President, General Counsel & Secretary

Novi, Michigan, April 8, 2014

] COOPER-STANDARD HOLDINGS INC. ATTN: ALLEN CAMPBELL 39550 ORCHARD HILL PLACE NOVI, MI 48375

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THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND   DATED.

The Board of Directors recommends you vote		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees
01 Jeffery S. Edwards 02 Larry J. Jutte 03 Jeffrey E. Kirt 04 David J. Mastrocola 05 Thomas W. Sidlik
06 Stephen A. Van Oss 07 Kenneth L. Way
The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2.	Vote on advisory, non-binding proposals to approve executive compensation plans.						☐	☐	☐
3.	Ratification of the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm for 2014.						☐	☐	☐
NOTE: Conduct such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

COOPER-STANDARD HOLDINGS INC.

Annual Meeting of Stockholders

May 8, 2014 9:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoints Jeffrey S. Edwards and Aleksandra A. Miziolek, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of COOPER-STANDARD HOLDINGS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholders to be held at 9:00 AM, EDT on 5/8/2014, at the Hyatt Regency Greenville, Teal Room, 220 North Main Street, Greenville, SC 29601, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side